EX-28(p)(3)(ii)

Achievement Asset Management

Code of Ethics

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act. The SEC has made clear that these general antifraud provisions of Section 206, apply not only to Clients, but also to prospective Clients and in the case of private fund(s) advised by the Firm, any investor or prospective investor in a private fund. Mere negligence on the part of the Firm in breaching its fiduciary duty to a private fund(s), or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act. For example, the Firm must take care not to include false or misleading statements in private fund offering documents, Form ADV disclosures, investor reports, responses to “requests for proposals”, or other disclosures to Clients, investors or prospective Clients of investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.	Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code of Ethics. Similarly, an Employee investing for him or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code of Ethics.

2.	Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code of Ethics.

3.	Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.
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4.	Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.	Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and are used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Policy

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

Under limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client. In the case of trades in listed securities in broad and deep markets, where Employee participation will not affect Client investment opportunities, Employees may trade the same security(ies) as Clients provided it is considered an Exempt Transaction (see Personal Securities section), or, appropriate pre-clearance is obtained.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Client, the Employee must disclose that interest to the Chief Compliance Officer and obtain approval prior to making the investment.

Restriction on Investment. Based on the information given, the Chief Compliance Officer, CEO, CIO, COO or their delegate will make a decision on whether to restrict an Employee’s participation in the investment decision in light of the following factors, among others: (i) whether the opportunity was suitable for the Client; (ii) whether the Client is legally and financially able to take advantage of this opportunity; (iii) whether the Client would be disadvantaged in any manner; (iv) whether the Employee’s opportunity is de minimis; and (v)

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whether the Employee’s opportunity is clearly not related economically to the securities to be purchased, sold or held by the Client.

Record of Determination and Monitoring. A record of the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer. The Chief Compliance Officer will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest prior to making the opportunity available to Clients.

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Insider Trading

Law

Section 204A of the Advisers Act requires that investment adviser’s establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by broker-dealers, investment advisers and their employees. The Firm is also subject to Rule 17j-1 of the Investment Company Act, which imposes similar requirements on firms that serve as investment advisers or sub-advisers to registered investment companies. This Code of Ethics is designed to comply with these requirements.

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

•	trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

•	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

•	communicating material non-public information to others; or

•	trading ahead of research reports, if any, or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm or an affiliate of the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of Clients.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and banks, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a

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company may become a temporary insider of that company. An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Material information can be positive or negative and can be related to any aspect of a public company’s business, including the industry in general, or to a type of security.

Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition discussions, proposals, or agreements, major litigation, liquidity problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions in Client accounts may be material non-public information. Moreover, the SEC requires mutual funds to have policies and procedures concerning the disclosure of non-public portfolio holding information. Divulging non-public portfolio holdings to selected third parties is permissible only when the mutual fund has legitimate business purposes for doing so and the recipients are subject to a duty of confidentiality, including a duty not to trade on the non-public information.

What is Non-public Information and what is Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal or other publications of general circulation, or a quotation services such as Bloomberg, could be considered public. General release of the information over a computer based-service, in a corporate communication to shareholders or in a widely distributed prospectus, followed by the passage of adequate time for the investing public to absorb such information normally constitutes adequate disclosure. In addition, the Firm generally considers sell-side published research to be public information. That said, the circulation of rumors, however, even if they turn out to be accurate, does not

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constitute sufficient public disclosure. Information is not adequately disclosed to the public merely because a finite number of persons in the investment community may be aware of it.

Material information that is communicated under circumstances where it is indicated that is it has not been widely disseminated or where the recipient knows or suspects that it has been provided by an inside source should be treated as non-public information.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade, or trades, while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information. As noted below, it is the Firm’s policy that any material non-public information that an Employee becomes aware of not be shared with any other Employee or person, other than the Compliance Department and Legal Department.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Policy

Section 204A of the Advisers Act and Rule 17j-1 require that investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers and their employees. In addition, Employees of the Firm have ethical and legal responsibilities to maintain the confidences of the Firm, and to protect as valuable assets confidential and proprietary information developed by or entrusted to the Firm. Furthermore, violations of the laws against insider trading by Firm Employees can expose the Firm and such Employees to severe civil and criminal liability.

The Firm has adopted the following policies and procedures in attempt to: (i) ensure the propriety of Employee trading activity; (ii) protect and segment the flow of material, non-public and other confidential information; (iii) avoid possible conflict situations; and (iv) identify trades that may violate the prohibitions regarding insider trading and tipping and other manipulative and deceptive devices contained in the federal and state securities laws and the rules thereunder. Upon joining the Firm, each Employee will be required to sign an acknowledgement indicating that each such person is familiar with the Manual, including this Insider Trading policy, and will adhere to this policy at all times during his or her association with the Firm.

The Firm may adopt more specific policies as applicable. The Chief Compliance Officer may, in her discretion, amend or waive these policies at any time without notice. Any questions about these policies should be directed to the Chief Compliance Officer.

All employees are required to immediately report any known breach of these policies to the Compliance Department.

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Firm policy prohibits Employees from effecting securities transactions while in possession of material, non-public information. Employees also are prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities, and, if such information affects the industry in which the subject issuer conducts business, the securities and related securities of other participants. If Employees receive inside information, they are prohibited from trading on that information, whether for the account of any Client, or their own account, any accounts in which they have a direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney. In addition, Employees must refrain from communicating any inside, proprietary or confidential information to any person (including the CEO and CIO), other than the Chief Compliance Officer. The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Procedures

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who will document the matter.

•	Refrain from purchasing or selling the securities on behalf of him or herself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, she will determine whether to restrict all trading in the security.

Restricted List. If a determination is made to restrict trading, the Chief Compliance Officer will notify all appropriate Employees that the security is restricted. The list of restricted securities applied to the Firm can also be found on Compliance11. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer. Restrictions on such securities may also extend to options, rights, warrants and debt relating to

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such securities. When a security is deemed restricted, all new trading activity of such security for the Firm may cease, unless otherwise approved in writing by the Chief Compliance Officer. If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. A security will be removed from restriction if the Chief Compliance Officer confirms that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Watch List. In addition to the Restricted List, the Firm maintains a Watch List. The Chief Compliance Officer may place an issuer on the Watch List if it is determined that special surveillance of Firm trading is required versus, for example, restricting an affiliated entity or entities. Employee and Employee Related Account pre-clearance requests may also be monitored for requests to purchase or sell securities on the Watch List. Employee and Employee Related Accounts requests to purchase or sell securities on the Watch List may be denied without explanation.

The content of the Watch List is highly confidential and generally limited to the staff in the Compliance Department and other individuals deemed appropriate by the Chief Compliance Officer.

Policies for Handling Non-Public Information. Employees may not intentionally receive or access non-public information without pre-approval from the Chief Compliance Officer. If an Employee inadvertently receives or accesses non-public information without pre-approval, the Employee is required to immediately notify the Compliance Department. Upon such notification, the Chief Compliance Officer will determine the course of action, which may include restricting an Employee or the Firm.

Limitations on Use of Non-public Information. Non-public information may be received subject to a non-disclosure or confidentiality agreement to be used for a specific purpose, such as, but not limited to, consideration of a specific trade or investment. All non-disclosure or confidentiality agreements to be entered into by the Firm must be approved by the Chief Compliance Officer. Any use of non-public information in violation of a non-disclosure or confidentiality agreement is prohibited.

Disclosure of Non-public Information. The Firm may release non-public information to outside parties such as the Firm’s outside counsel or auditors who have a valid business “need to know” such non-public information. These other parties are subject to a non-disclosure or confidentiality obligations. The Chief Compliance Officer will ensure that the appropriate agreement is in place prior to the Firm’s release of non-public information to other parties.

In certain limited cases, for example when considering a merger or acquisition transaction, the Firm, may, when permitted under applicable confidentiality agreements, release non-public information to Employees that have a legitimate business “need to know” such non-public information in order for those Employees to perform their job responsibilities. Generally, such Employees would be Employees in the Compliance, Legal and Finance Departments. In the event that non-public information needs to be released to Employees beyond those initially approved to receive or access non-public information, the Chief Compliance Officer should be

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consulted to determine whether additional restrictions need to be put in place, which could include but is not limited to, restricting the trading of the Firm or establishing another information barrier, if appropriate.

In all circumstances, all Employees that have received or have access to non-public information must recognize that non-public information may not be shared in violation of these policies and that regardless of any non-disclosure and/or confidentiality agreement in place, or any legitimate business “need to know”, release of non-public information may not be released to any person if it appears that that person will or likely will misuse the non-public information.

Restricting Access to Material Non-public Information. To preserve the confidentiality of material non-public information, Employees should undertake the following steps:

•	Material inside information should be communicated only when there exists a justifiable reason to do so on a need to know basis inside or outside the Firm. Before such information is communicated to other persons, Employees should contact the Chief Compliance Officer.

•	Confidential matters should not be discussed in elevators, hallways, restaurants, airplanes, taxicabs or any place where the information may be overheard.

•	Confidential or sensitive information should not be left on desks or in other places where they can be read by others. Computer terminals should not be left unattended without exiting open files.

•	Confidential or sensitive documents should not be read in public places or discarded where they can be retrieved by others.

•	Confidential or sensitive documents should not be carried in an exposed manner.

•	On drafts of sensitive documents, use code names or delete names to avoid identification of participants.

•	Do not discuss confidential business information with spouses, other relatives or friends.

•	Avoid even the appearance of impropriety.

Mutual Fund Client Portfolio Holdings. For any mutual fund Client, the Chief Compliance Officer must obtain and review the Statement of Information to determine the circumstances, if any, under which selective disclosure of mutual fund portfolio holdings may be made and communicate this information to Employees with access to such information. Employees with access to such information are required to abide by such restrictions and to advise the Chief Compliance Officer of any circumstance in which such restrictions have not been observed.

Account Review to Detect Insider Trading. To detect insider trading, the Chief Compliance Officer will review statements and/or statement information received and requested of Employees (not otherwise, included in any Compliance11 or other Firm databases or systems) for trades subject to pre-clearance that were not pre-cleared or trades subject to restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and

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procedures within 45 days after the end of each calendar quarter. Such review will be evidenced by electronic signature and date in Compliance11 (on statements and/or statement information uploaded to Compliance11) or by initialing, dating and maintaining statement and/or statement information of Employee accounts. In addition, the CIO will review trading activity in Firm accounts on an ongoing basis. The CEO or his delegate will review trading activity in each mutual fund account on an ongoing basis. Further, it is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

Paid Research Consultants. The Firm may utilize paid consultants, which includes “political intelligence firms”, with expertise on particular securities, industries, geographic areas, market sectors or government actions affecting business only in accordance with the following procedures:

Contractual Arrangements. The Firm typically enters into contractual arrangements with consultants utilized for research (including “political intelligence firms”). The Chief Compliance Officer will maintain a list of all permissible consultants. Before entering into a contractual arrangement with a research consultant or political intelligence firm, the Chief Compliance Officer will perform due diligence on the consultant to evaluate the person or entity’s compliance controls to prevent the transmission of material nonpublic information.

Expert Networks. The Firm does not currently pay or solicit research consultants to provide “expert network” services. In general, “expert network services” would be a service whereby a provider; compensates third party experts to communicate with the Firm, and/or compensates third party experts to provide information and analysis to the Firm. In no circumstances may any Employee solicit or engage for payment an “expert network” or a research consultant that provides “expert network” services without prior approval of the CEO and the Chief Compliance Officer.

Contacting Public Companies. The Firm permits Employees to contact the investor relations departments of public companies to confirm or attain publicly available information. In addition, the Firm permits certain Employees to contact public companies as described in the Research and Research Contact section of this Manual. In all instances, contacting or soliciting other departments, individual staff members or company executives of public companies by any Employee in effort to seek non-public information is prohibited.

As a point of clarification, contacting a public company regarding the purchasing of goods or services of such company in the ordinary course of the Firm’s business, by an Employee authorized to make such purchasing decision or contact, is not prohibited, but in all circumstances no Employee is ever permitted to solicit non-public information.

Publishing Research. The Firm does not currently publish research.

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Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will review trading activity of Client accounts, Employee accounts and Firm accounts (if any). It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and document the results of any such investigation. At a minimum, an investment record will include the following: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Transactions

Law

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act require that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term “access person” includes any employee who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) clients or who has access to such recommendations that are non-public (“Access Persons”).

Transaction Reporting Requirements. All Access Persons must electronically file, via Compliance11, initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Investments”):

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of open-end mutual funds other than public funds managed by the Firm, if any;

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and, as determined by the Firm;

•	futures; and

•	annuities or other insurance products.

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in a security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household. All such accounts are referred to as “Employee and Employee

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Related Accounts.” Employee and Employee Related Accounts also may include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises discretion or a controlling influence.

Policy

Access Persons. All Access Persons must electronically file, via Compliance11, all required initial and annual holdings reports and quarterly reports of transactions in Employee and Employee Related Accounts. A list of such persons is maintained by the Chief Compliance Officer. In addition, Access Persons must adhere to the following requirements in connection with their personal trading.

Disclosure of Employee and Employee Related Accounts. Prior to or promptly upon employment, or opening, closing or changing any Employee or Employee Related Account, an employee must complete a Personal Account Notification Disclosure on Compliance11, a web-hosted system of maintaining certain employee related compliance records. All accounts falling under the definition of Employee and Employee Related Accounts as described above must be disclosed via Compliance11. Separately, for each of the Employee and Employee Related accounts disclosed for which the Chief Compliance Officer is required or chooses to receive statements or statement information (i.e.; activity and holdings), the Chief Compliance Officer will prepare a letter or letters to the financial institution maintaining the account, advising such institution to provide duplicate account statements or statement information to the Firm. In certain instances, the Firm may choose not to receive statements or statement information. For example, the Firm may not require ongoing receipt of statements or statement information for:

•	State sponsored Section 529 education savings programs;

•	Employer sponsored 401(k) programs;

•	Automated dividend reinvestment programs; and

•	Accounts solely limited to open end mutual fund company investments (e.g., American Funds).

Promptly upon the start of employment, each new Employee is responsible for providing a copy of the most current or last month’s statement of all Employee and Employee Related Accounts disclosed in Compliance11 to the Chief Compliance Officer. Lastly, Employees are responsible for providing copies of any statement of activity or holdings upon the request of the Chief Compliance Officer.

Requirement to Maintain Employee and Employee Related Accounts with Approved Brokers. Employee and Employee Related Accounts for which the Chief Compliance Officer requires or chooses to receive statements or statement information are to be maintained by certain approved brokers (“Approved Brokers”). Limiting Employee and Employee Related Accounts to certain Approved Brokers improves the effectiveness and efficiency of the Firm’s

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compliance program. The current list of Approved Brokers, which may be amended from time to time, is as follows:

•	OptionsHouse, LLC

•	E*Trade Securities LLC

•	TD Ameritrade, Inc.

•	Scottrade, Inc.

•	Fidelity Brokerage Services LLC

•	Charles Schwab & Co., Inc.

•	Merrill Lynch, Pierce, Fenner & Smith Inc.

•	Morgan Stanley Smith Barney LLC (not including Citibank/Citigroup accounts)

•	J.P. Morgan Chase & Co. (Private Bank only, not Chase accounts)

•	UBS Financial Services, Inc.

Upon the start of employment but no later than 30 days following commencement of employment, Employees are required to transfer Employee and Employee Related Accounts to an Approved Broker(s) unless the Chief Compliance Officer has advised the employee otherwise. Exceptions may be made for Qualified Investment Managed Accounts (see below) and for certain compelling circumstances; however, exceptions are not normal and customary.

Pre-clearance. All securities transactions by Access Persons, including investing in shares of initial public offerings and private placements, are subject to pre-clearance according to the procedures set forth below, except for transactions in Exempt Investments. The Compliance Department may amend the list of Exempt Investments from time to time.

Pre-clearance requests are submitted via Compliance11. Generally, permission or denial of the request will be rendered by the CIO, COO or their delegate(s) by the end of the trading day on which the request is received. Pre-clearance approvals will be effective for the period specified in the approval notification sent to the employee, generally one trading day. The Firm reserves the right to deny requests or delay approval at their discretion.

Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about private placements as the Chief Compliance Officer may request.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, or director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws. Although other short-term trading activity is not strictly prohibited, employees and their related accounts are strongly discouraged from trading for speculative purposes and short-term trading profits. As a matter of policy, an Employee is not permitted to trade in and out of a position, other than a position in an Exempt Investment in less than ninety (90) calendar days, unless otherwise approved by the Chief Compliance Officer. With regard to option trading, employees and their related accounts may

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not execute opening transactions in options that have less than 90 days until expiration. Closing transactions will be permitted as long as the opening transaction was executed at least 91 days prior to the closing transaction. Further, the exchange traded funds noted below under Permitted Transactions, including their respective options, are subject to a thirty (30) day holding period.

Prohibited Transactions. Access Persons are not permitted to trade any security that could result in even the appearance of impropriety. Therefore, Access Persons may be prohibited in trading products (options, common stock, warrants, corporate bonds, etc.) in the same issuers that are traded in Client accounts. For example, Access Persons that trade for Client accounts (“Portfolio Managers or Traders”) or others that assist Portfolio Managers or Traders trading Client accounts may not be permitted to trade in the same issuer and/or products that are primarily traded for Client accounts.

Further, Access Persons may not trade in any account in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics unless otherwise approved by the Compliance Department.

Permitted Transactions. Generally, Access Persons are permitted to trade in a variety of issuers and products provided that there is no conflict with Client accounts. For example, provided that an Access Person is not a Portfolio Manager or Trader and would also generally not have access to Client accounts, such Access Person may be permitted to trade options (or stock, convertible bonds, etc.) in the same options (or stock, or convertible bonds, etc.) traded for Client accounts. Another example, Access Persons that are Portfolio Managers or Traders or that assist Portfolio Managers or Traders trading Client accounts may be permitted to trade options (or stock, or convertible bonds, etc.) provided that the option (or stock, convertible bond, etc.) is available in sufficient quantities and provided the Client is not disadvantaged in the opinion of the CIO, his delegate(s). In addition, trading is generally permitted in S&P 500 Index (SPX) options as well as the following exchange traded funds (“ETFs”) and their respective options, provided that pre-clearance requests are submitted and approved via Compliance11:

o	SPDR® S&P 500® (SPY);

o	iPath® S&P 500 VIX Short-Term Futures™ (VXX);

o	Financial Select Sector SPDR® Fund (XLF);

o	iShares Russell 2000 (IWM);

o	PowerShares QQQ Trust, Series 1 (QQQ);

o	SPDR® Gold Shares (GLD);

o	iShares Silver Trust (SLV);

o	Energy Select Sector SPDR® (XLE);

o	iShares U.S. Real Estate (IYR);

o	SPDR® Dow Jones® Industrial Average (DIA);

o	Health Care Select Sector SPDR® (XLV);
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o	Industrial Select Sector SPDR® (XLI);

o	Consumer Discretionary Select Sector SPDR® (XLY);

o	Consumer Staples Select Sector SPDR® (XLP);

o	Materials Select Sector SPDR® (XLB);

o	Technology Select Sector SPDR® (XLK); and

o	Utilities Select Sector SPDR® (XLU).

Any pre-clearance request that could result in the appearance of impropriety may not be permitted. Further the Chief Compliance Officer is permitted to change this policy without notice.

Trading Frequency. In addition to the ninety (90) day and thirty (30) day hold policies, Access Persons are limited to executing a maximum aggregate of twelve (12) opening personal transactions in permitted Employee and Employee Related Accounts per quarter, excluding transactions in Exempt Investments and the aforementioned ETFs.

In this instance, maximum aggregate means across multiple Employee and Employee Related Accounts. For example, an Access Person can choose to take a position in XYZ common stock across multiple Employee and Employee Related Accounts and be counted as one (1) personal transaction provided that the executions take place on the same trading day(s). Note that in this example, maximum aggregate applies to a single position in XYZ common stock; it does not apply to multiple products (or options classes or series) in the same issuer.

Initial Public Offerings. Financial Industry Regulatory Authority (“FINRA”) Rules 5130 and 5131 prohibit the sale of equity securities in an initial public offering (“IPO(s)”) to accounts of certain categories of purchasers (“Restricted Persons”). Restricted Persons include but are not limited to broker-dealer personnel, immediate family members of broker-dealer personnel, portfolio managers of an investment adviser and others. In general, Employee and Employee Related Accounts are typically prohibited from participating in equity IPOs. FINRA Rule 5130 does not include the following types of securities: rights, convertible, preferred and others. Secondary offerings of equity securities do not fall under the definition of an IPO.

Exception for Qualified Investment Managed Accounts. If an Employee is required to disclose an Employee and Employee Related Account but does not exercise investment discretion over such account, transactions in such account may be excluded from pre-clearance. To exclude such account’s transactions from pre-clearance, the Employee must provide the Compliance Department with satisfactory written documentation demonstrating that a qualified investment manager or broker has investment discretion over the “Qualified Investment Managed Account.” In addition, the Employee must submit a signed certification attesting to the account(s) and identity of the qualified investment manager or broker, and also attest that all investment decisions are made by the qualified investment manager or broker and not directly or indirectly by the Employee or an immediate family member.

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Employees and their immediate family members are not permitted to provide advice, suggestions or directions to purchase or sell any security in Qualified Investment Managed Accounts; however, Employees are permitted to discuss investment goals and asset allocation amongst asset classes in such approved accounts with their qualified investment manager or broker.

All Qualified Investment Managed Accounts must be approved by the Compliance Department prior to the account’s transactions becoming excluded from pre-clearance. Exclusion from pre-clearance does not imply that the qualified investment manager or broker is exempt from providing duplicate account statements or statement information to the Compliance Department.

Procedures

Access Persons. The Chief Compliance Officer maintains a list of all persons who are considered Access Persons for purposes of Rule 204A-1 and Rule 17j-1.

Opening an Access Person Account. Prior to or promptly upon opening any Access Person Account, an Access Person must complete the Personal Account Notification Disclosure on Compliance11, a web-hosted system of maintaining employee related compliance records.

If an Access Person has a Beneficial Interest in an account, but does not exercise investment discretion over such account, the account may be excluded from pre-clearance. To exclude such an account, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone other than the Access Person has been granted investment discretion over the account.

Statements or Statement Information. For Employee and Employee Related Accounts for which the Firm chooses to receive statements or statement information, the Chief Compliance Officer will prepare a letter or other appropriate request to the financial institution maintaining the account advising such institution to provide duplicate statements or statement information to the Firm.

Such statements must be provided upon issuance for the Employee and Employee Related Accounts, and all such statements or statement information must be received no later than 30 days after the end of each quarter. The Access Person is responsible for ascertaining that such documentation has been sent to the financial institution and for providing a copy of the first month’s statement to the Chief Compliance Officer.

Initial and Annual Holdings Reports. Each Access Person must electronically file a holdings report disclosing all securities (other than Exempt Investments and those that have not been previously reported on account statements received by the Firm) in any Employee and Employee Related Account on the Personal Securities Holdings Report or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

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Quarterly Reporting Requirements. Each Access Person must electronically submit to the Chief Compliance Officer via Compliance11 within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Investments) effected in each Employee and Employee Related Account during such quarter that have not been otherwise provided to the Chief Compliance Officer. This would include securities held by brokers and other financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate account statements or statement information for all Employee and Employee Related Accounts have been provided to the Chief Compliance Officer or are managed by Compliance11. Employees must independently report securities that do not appear on the account statements (e.g., any securities acquired in private placements or by gift or inheritance) on the Electronic Quarterly Securities Transaction Report form provided via Compliance11. Even if no transactions are required to be reported, each Employee must electronically submit such a report certifying that all transactions have been reported.

Pre-clearance. Each Employee who wishes to effect a transaction in any IPO, private placement, in any publicly traded securities except Exempt Investments, or otherwise prohibited under the Trading Frequency policy must first obtain pre-clearance of the transaction from the CIO or his delegate(s), as appropriate, by submitting a Pre-Clearance Request via Compliance11. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received barring any research that may need to be done or requests for additional documentation by the CIO his delegate(s). Pre-clearance will be effective for the period specified in the approval notification sent to the employee. In approving any IPO, the Chief Compliance Officer must be consulted prior to approving any request, and if approved, the CIO or his delegate must record the reason for such approval in Compliance11.

Review of Employee and Employee Related Accounts. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports that is not managed by Compliance11, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. Employee and Employee Related Account exceptions generated by Compliance11 will be reviewed and generally resolved by the Compliance Department within 15 business days. The Chief Compliance Officer will review statements and statement information received and requested of Employee and Employee Related Accounts (not otherwise, included in Compliance11 or other Firm databases or systems) for trades subject to pre-clearance that were not pre-cleared or trades subject to restriction on trading issued by the Compliance Department under the Firm’s insider trading policies and procedures within 45 days after the end of the quarter and note evidence of such review by initialing, dating, and maintaining statements and/or statement information of Employee and Employee Related Accounts.

Confidentiality. The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality. Each Employee’s personal account records will be accessible to the

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respective Employee, the Chief Compliance Officer and appropriate compliance staff, other senior officers and appropriate personnel.

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Gifts and Entertainment

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. If the Firm or an Employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under Section 206 of the Advisers Act.

Section 17(e)(1) of the 1940 Act generally prohibits an adviser from accepting “compensation” for the purchase and sale of securities to or from a registered investment company. The provision or acceptance of gifts and entertainment in relation to an investment company business might be viewed as compensation that violates this provision.

In addition, ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transactions with the institution, which is viewed as a form of bribery. Finally, providing gifts and entertainment for foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment. Employees must electronically disclose gifts and entertainment received or provided during the normal course of business via Compliance11 other than gifts promotional items (i.e., caps, t-shirts, pens, etc.)

Employees are not permitted to accept gifts that have an aggregate value of more than $100 annually from a single giver. Such gifts must be declined or returned, absent pre-approval via Compliance11 from the CIO, COO, Chief Compliance Officer or their delegate as appropriate. Gifts that have an aggregate value of no more than $100 annually from a single giver and promotional items may be accepted. Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home. Employees may accept entertainment provided: (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee’s participation in the event is disclosed within 10 days of the event via Compliance11, per event, regardless of how often. Please note that tickets to sporting

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and cultural events and similar events are considered gifts unless the giver is present at such event.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a broker, vendor, or other person that does business with the Firm, or in excess of $50 per year to any employee of an exchange. Employees may provide reasonable entertainment provided: (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the entertainment has been disclosed within 10 days (unless otherwise permitted) of the event via Compliance11, per event, regardless of how often.

Cash. No Employee may give or accept cash gifts or cash equivalents (e.g., gift cards or certificates) to or from Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Political Contributions: Pay to Play Arrangements. Political contributions to public officials must be made pursuant to the rules and regulations set forth below. See “Marketing Practices – Pay-to-Play Arrangements” below.

Gratuities to Foreign Officials. The Foreign Corrupt Practices Act prohibits the giving of anything of value to foreign officials and foreign political parties, their officials and their candidates for office.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations. Employees should never offer gifts or other favors for the purpose of influencing an ERISA Client or prospective Client decision-making. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

Procedures

Prohibited Gifts and Entertainment. Employees must electronically disclose gifts and entertainment other than promotional items (i.e., caps, t-shirts, pens, etc.) received or provided during the normal course of business via Compliance11, regardless of how often. All entertainment must be disclosed within 10 days (unless otherwise permitted) of each event.

In addition, if an Employee has been offered a gift with an aggregate value exceeding $100 from any Client, broker, vendor, or other person that does business with the Firm, the Employee must seek approval via Compliance11 prior to accepting or retaining such gift. If an Employee wishes to provide a gift having a value in excess of $100 (other than an employee of an exchange, which is limited to $50 per calendar year) to any person associated with a securities or financial

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organization, including brokerage firms or other investment management firms, members of the news media, or to Clients or prospective Clients of the Firm, the Employee must seek pre-approval via Compliance11, per event, regardless of how often, prior to providing such gift. Other gifts (excluding promotional items) must be disclosed within 10 days of each event.

If there is any question about the appropriateness of any particular gift or entertainment, or when disclosure, or approval are required, Employees should consult the Chief Compliance Officer.

Expense Reports. The Firm’s Chief Financial Officer (“CFO”) will review all reports or other documentation regarding Employee expense reimbursement monthly to monitor compliance with this policy.

Political Contributions. See “Marketing Practices – Pay-to-Play Arrangements” below.

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Outside Business Activities

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employment with the Firm is a full-time responsibility. The Firm must be considered an Employee’s primary employer. While the Firm’s policy on Outside Business Activities is not intended to restrict an Employee’s personal rights, employment with the Firm will take precedence in all matters involving work issues. Outside employment will not be considered a valid reason for absenteeism, tardiness, or poor job performance.

No Employee will be permitted to be active in any group or organization, receive compensation or hold outside employment when such activity may bring the Employee into a possible conflict of interest with their job at the Firm. Compensation may include salary, stock options or warrants, referral fees, or providing of services or products as remuneration. Generally, remuneration consisting of anything of present or future value for services rendered may be considered compensation.

Outside employment, endeavors or compensation are only permitted when the CEOCOO, or their delegate as appropriate, and the Chief Compliance Officer determine that it does not constitute a conflict of interest or otherwise interfere with the performance of the Employee’s job or violate any securities industry regulations.

These activities include, but are not limited to, the following:

•	Being an officer of or employed or compensated by any other person for business-related activities;

•	Acting as an independent contractor or in a similar capacity for persons or entities other than the Firm;

•	Serving as an officer, director, partner, managing member or in a similar capacity with entities other than the Firm;

•	Acting as a finder and receiving a finder’s fee;

•	Engaging in activities to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm;

•	Having any direct or indirect financial interest or investment in any business (other than the Firm) or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially;
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•	Serving on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations; or

•	Working part-time or full-time for persons or entities other than the Firm.

Outside business activities may be approved if they do not:

•	Coincide or conflict with hours of scheduled work at the Firm;

•	Conflict with job responsibilities or affect the Employee’s ability to perform satisfactorily at the Firm;

•	Cause an Employee to arrive late for, or leave early from work at the Firm; or

•	Constitute a conflict with the Firm or its interests.

With respect to any outside activities engaged in by an Employee, the following restrictions apply; (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, systems (including communications systems, i.e., email), equipment or stationery for any purpose not directly related to the Firm’s business, unless such employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

Should an unanticipated conflict of interest result from the outside employment, the Director of Human Resources and/or the Chief Compliance Officer, in conjunction with the CEO, COO or their delegate as appropriate will, upon learning of such conflict, instruct the Employee to terminate the outside employment. Failure to disclose an outside business activity or to cease the outside employment as directed may be grounds for termination from the Firm.

Upon employment and before undertaking any of the activities listed above, Employees must submit an Outside Business Activity Request via Compliance11 detailing all aspects of the proposed activity including the following:

1.	Name of the outside employer or association;
2.	Nature of activity or association;
3.	Time spent at this activity per week or month and whether the activity occurs during the Firm’s normal business hours; and
4.	Amount and type of compensation.
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Procedures

Approval. Before undertaking any of the activities listed above, the Employee must submit via Compliance11 detailed information regarding all aspects of the proposed activity including the following:

•	Name of the outside employer or association;

•	Nature of activity or association;

•	Time spent at this activity per week or month and whether the activity occurs during the Firm’s normal business hours;

•	Amount and type of compensation.

The Employee may not undertake such activity until the Employee has obtained approval from the Chief Compliance Officer via Compliance11.

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions apply: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, systems (including communications systems, i.e., email), equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

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Section 6: Code of Ethics

6.1	General Provisions

In the interests of meeting its responsibilities to its Clients and Investors, and pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, the Firm has promulgated this Code of Ethics (the “Code”).

The Code sets forth the standards of conduct and other obligations that the Firm requires of all of its supervised persons – including its directors, officers and employees. These standards are designed to guide the activities of the Firm and its employees in light of the duties that the Firm owes to its Clients and Investors.

As a minimum, the Firm’s Access Persons (as defined below) and other supervised persons are expected to review the Code, understand its implications, and comply with the specific procedures it sets out. However, the Firm hopes that employees will strive to live up to not only the letter of the law (and this Code), but also to the ideals of the Firm and the high standards of professional and personal conduct to which the Firm is dedicated.

Standards of Business Conduct

The Firm requires that its supervised persons:

•	demonstrate high standards of moral and ethical conduct;

•	act in accordance with the Firm’s fiduciary duties to its Clients and Investors; and

•	comply with all applicable federal securities laws.

Without limiting the generality of the foregoing, Rule 17j-1(b) of the 1940 Act makes it unlawful for any supervised person or other affiliated person of the Firm to, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Registered Fund:

•	employ any device or scheme to defraud the Registered Fund;

•	make an untrue statement of material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Registered Fund; or

•	engage in any manipulative practice with respect to the Registered Fund.

No supervised person or other affiliated person of the Firm may engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

Moral and Ethical Conduct. The Firm is dedicated to providing effective, appropriate and professional investment management services to its advisory Clients and for the benefit of Investors. The Firm’s reputation is a reflection of the quality of its employees and their dedication to excellence in serving the Firm’s Clients and Investors. To ensure these qualities and dedication to excellence, supervised persons must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every supervised person is expected to demonstrate high standards of moral and ethical conduct for continued employment or affiliation with Chilton. The principles of openness, integrity, honesty and trust should guide supervised persons in their conduct on behalf of Chilton at all times.

Fiduciary Duties. As a registered investment adviser, the Firm has fiduciary responsibility to its clients. In the context of the Firm’s business, fiduciary responsibility should be thought of as the duty to place the interests of the client before those of the investment adviser. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to engage or continue to engage the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients. Finally, fiduciary responsibility includes the duty to avoid taking inappropriate advantage of one’s position. The Firm’s supervised persons are required to act in accordance with these fiduciary duties at all times.

Compliance with Federal Securities Laws. The Firm’s supervised persons are also required to comply with all applicable federal securities laws in the conduct of their work on behalf of the Firm. This Compliance Manual is intended to address certain laws applicable to the Firm’s activities. Employees who have any questions about the impact of any of the laws, rules or regulations set forth herein should consult with a member of the Legal and Compliance Department.

For purposes of the foregoing, “federal securities laws” means: the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes-Oxley Act of 2002; the 1940 Act; the Advisers Act; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of those statutes; and the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees in their conduct. This Code is also intended to lessen the chance of any misunderstanding between the Firm and its employees regarding matters such as personal trading. In those situations where an employee may be uncertain as to the intent or purpose of this Code, he/she is advised to consult with the General Counsel and CCO. The General Counsel and CCO may, under circumstances that are considered appropriate or after consultation with the Compliance Committee, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Clients and Investors will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the Clients and Investors even at the expense of the interests of employees. The Compliance Committee will satisfy themselves as to the adherence to this policy through periodic reports by the General Counsel and/or the CCO.

Applicability of Securities Transaction Reporting Provisions

The Firm’s “Access Persons” are required to provide the Firm with the securities transaction and holdings information described in Section 6.4. The Advisers Act defines an “Access Person” as any of the Firm’s supervised persons, including its directors, officers and employees, who have access to nonpublic information about client holdings or securities transactions, or who are involved in making (or have access to) nonpublic securities recommendations to clients. The 1940 Act defines “Access Persons” of an adviser to include (i) any director, officer, general partner or employee of the adviser (or any company in a control relationship to an adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to an adviser that obtains information concerning recommendations made to a Registered Fund with regard to purchase or sale of Covered Securities by the Registered Fund. Given the Firm’s size and the variety of ways in which Chilton and CIS personnel may have access to information about Fund portfolios and trading activities in connection with the performance of their duties, the Firm has decided to treat all employees, officers and inside directors of Chilton and CIS as “Access Persons” for purposes of this Code. Directors who are not also employees or officers of Chilton or CIS will not be given access to information regarding nonpublic holdings and recommendations, and therefore, are not considered Access Persons and need not comply with the provisions of Sections 6.3 and 6.4.

Failure to Comply with the Provisions of the Code – Reporting Obligations and Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Chilton. It is important that employees understand the reasons for compliance with this Code. The Firm’s reputation for fair and honest dealing with its Clients and Investors, and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction or other action considered questionable in light of the fiduciary duty owed to Clients and Investors. Employees are urged to seek the advice of the CCO and/or a designee for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Chilton. Breaches of this Code may also subject employees to lesser disciplinary action, including, without limitation, warnings, reprimands, temporary suspensions, financial penalties or probation. In addition, the Firm may choose or be required to report certain types of disciplinary actions to regulators that enforce securities or other laws.

Each Chilton employee – whatever his or her position – is responsible for upholding the standards set forth in the Code. Each employee is obligated to report any violation of the Code. If an employee believes that something he or she has done, or that any other supervised person has done, may violate the Code, the employee must promptly report the issue to his or her supervisor and to the CCO and/or a designee.

Distribution of the Code and Any Amendments

It will be the responsibility of the CCO and/or a designee to ensure that the Firm distributes a copy of this Code (and any amendments) to all supervised persons and all other Access Persons. All supervised persons and all other Access Persons will be required to acknowledge in writing their receipt of the Code (and any amendments). Because this Code contains at least the same requirements as the Code of Ethics promulgated to comply with Rule 17j-1 under the 1940 Act (the “17j-1 Code”), an acknowledgement of receipt of this Code (and any amendments) shall also constitute acknowledgement for purposes of the 17j-1 Code. Any material changes to the 17j-1 Code (i) will be submitted to the Board of Directors of each Registered Fund for which Chilton serves as investment adviser for approval within six months of adoption of such change and (ii) will promptly be reflected herein such that this Code continues to contain at least the same requirements as the 17j-1 Code.

Reports to the Board of Directors of a Registered Fund

At least once a year, the CCO will review the adequacy of the 17j-1 Code and the effectiveness of its implementation. In addition, annually Chilton will provide a written report to the Board of Directors of any Registered Fund for which Chilton serves as investment adviser that describes any issues arising under the 17j-1 Code since the last report to the Registered Fund’s Board of Directors, including, but not limited to, information about material violations of the 17j-1 Code or the procedures thereunder and sanctions imposed in response to the material violations. The report will also certify to such Board of Directors that Chilton has adopted procedures reasonably necessary to prevent Access Persons from violating the 17j-1 Code.

6.2	Terms Applicable to this Code

Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(3) of the 1940 Act define the term “Security” as follows:

[A]ny note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” means all such Securities described above except:

•	Securities that are direct obligations of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares of money market funds; and

•	Shares of any registered open-end investment company (i.e., mutual funds) so long as Chilton does not act as an investment adviser, sub-adviser or principal underwriter of the fund. See Exhibit 1 for a list of Registered Funds advised by Chilton that are deemed Covered Securities.

Although the term “Covered Securities” represents a broad list of investment products, for purposes of this Code the term will most often apply to securities listed on any of the nationally-recognized stock exchanges of the United States (i.e., the New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, or Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation (“NASDAQ”) market).

For the avoidance of doubt, the term “Covered Securities” specifically includes but is not limited to:

•	Securities of companies domiciled inside and outside of the United States;

•	Private placements and restricted securities;

•	Puts, calls, options including index options, warrants and similar securities that provide a right to acquire or sell equity securities upon exercise or conversion, whether or not such instruments are presently exercisable;

•	Bank loans, corporate bonds, direct obligations of any city, county, or state of the U.S., direct obligations of any foreign government, trade claims, litigation claims, trust certificates, and securities and obligations of distressed entities;

•	Debt and equity derivative securities, such as equity swap contracts and credit default swaps for which the underlying reference security would otherwise be a Covered Security hereunder, providing the holder with a synthetic position in an underlying security;

•	Exchange-traded funds, such as the NASDAQ 100 Index Tracking Stock (ticker “QQQ”) and Standard & Poor’s Depository Receipts (ticker “SPY”);

•	Trust issued receipts, such as the “HOLDRS” products (e.g., ticker “SMH”); and

•	Other financial instruments as determined by Chilton in its discretion.

If there is any question by an employee as to whether a security is a Covered Security under this Code, he/she should consult with the CCO and/or a designee for clarification on the issue before entering into any transaction with respect to the security.

Personal Accounts and No Control Accounts

For purposes of this Code, the term “Personal Account” means an account over which an employee has any direct or indirect influence or control.

For purposes of this Code, it is presumed that each of the following accounts constitutes a “Personal Account” of an employee:

•	A brokerage account in the name of or for the benefit of:

a.    the employee, either individually or jointly;

b.   the employee’s spouse;

c.   any child of the employee sharing the same household as the employee; or

d.    any person who is financially dependent upon the employee.

•	Any account over which the employee has the power, directly or indirectly, to influence the investment decisions.

Notwithstanding the presumption noted above, the term “Personal Account” does not include an employee account that substantially tracks a Client Account (a “Parallel Account”), a No Control Account (as defined below) or an open-end mutual fund account that is not held at a broker, dealer or bank and that cannot maintain individual equity securities, so long as it does not hold shares of mutual funds for which Chilton acts as an adviser. The Firm reserves the right to review any such account and/or subject it to some or all of the provisions of this Code.

For purposes of this Code a “No Control Account” means an account with respect to which an employee may have a direct or indirect beneficial ownership but over which the employee has no direct or indirect influence or control and which has been approved by the CCO to be treated as a No Control Account, which may include among others a non-self-directed 401(k) account and an employee stock purchase plan account.

If an employee believes that any account (including an account that falls under one of the presumptions listed above) should be designated a No Control Account and exempt from the definition of a Personal Account, he/she should so advise the CCO at which time the employee will be required to complete a Request for No Control Account Consideration attached as Exhibit 5. The CCO and or its designee will determine, in its discretion, whether the account will be approved to be treated as a No Control Account. While transactions in No Control Accounts do not require pre-clearance, copies of Trade Confirmations and Brokerage Statements for No Control Accounts are required as set out in Section 6.4 below. On an annual basis, employees are required to certify to No Control Account status by completing the No Control Account Certification attached as Exhibit 6.

6.3	Personal Trading by Employees

Personal securities transactions by employees are subject to the following trading restrictions:

Rules Regarding Purchases

•	Employees generally may not directly or indirectly purchase any Covered Security in a Personal Account, subject to the following exceptions:

o	Employees may purchase (i) a Covered Security that is the subject of a private placement or (ii) corporate bonds but in each case only if the employee obtains prior written approval in accordance with the Pre-Clearance Procedures of this Code.

o	Employees may purchase open-end mutual funds and closed-end mutual funds other than those identified in Exhibit 1 (but not ETFs and not in an initial public offering or private placement) in a Personal Account without obtaining pre-clearance. ETFs may be purchased by certain qualified employees subject to the rules described below.

•	Covered Securities already held in a Personal Account at the time an employee begins employment with Chilton may continue to be held, but additional shares of such securities generally may not be directly or indirectly acquired in the Personal Account except as permitted above or through an automatic investment plan.

•	Employees may not purchase in a Parallel Account a Covered Security that is the subject of a private placement or an initial public offering.

Rules Regarding Sales

•	Employees may sell a Covered Security in a Personal Account if the employee obtains prior written approval, in accordance with the Pre-Clearance Procedures of this Code, except

o	Employees may sell open-end mutual funds and closed-end mutual funds (but not ETFs) in a Personal Account without obtaining pre-clearance.

•	Employees are prohibited from selling short any Covered Security in a Personal Account.

Rules Regarding ETFs

Employees of Chilton with the title of Senior Vice President and above only and certain employees of affiliated entities as determined on a case-by-case basis by the senior management of such entities, may purchase and sell ETFs. The following rules apply to such transactions:

•	A total of twelve (12) ETF purchases are allowed in any calendar year with pre-clearance.

•	ETF purchases have a required thirty (30) day holding period. The holding period starts from the date of purchase.

•	There is no limit on the number of ETF sales. Pre-clearance is still required for ETF sales.

•	An established position in an ETF can be added to with pre-clearance. However, each additional purchase will count toward the limit of twelve ETF purchases and must be held for the thirty day holding period.

•	The approval of an ETF purchase or sale is effective only for the same day such approval was made. If an ETF transaction is not made on the date of approval, a new pre-clearance request must be made.

•	If a Portfolio Manager is trading in an ETF for the Firm or CIS when pre-clearance for the same ETF is requested by an employee, the employee’s request will be denied.

•	A Portfolio Manager cannot purchase an ETF for his personal account ahead of the Funds and/or Managed Accounts managed by the Portfolio Manager. If this happens, the Portfolio Manager may have to break the personal trade and disgorge profits.

•	At the point of purchase, a Portfolio Manager cannot take a position in an ETF for his personal account that is in the opposite direction of such ETF’s position in the Funds and/or Managed Accounts managed by the Portfolio Manager at such time.

With respect to any ETF requested to be purchased by an employee, the trading restrictions contained in the last three bullets above may also apply with respect to other ETFs that are substantially similar to the ETF at issue, as determined by the Legal and Compliance Department. In addition, notwithstanding anything set forth in this section of the Manual regarding trading of ETFs, the Legal and Compliance Department retains authority to restrict any trade that creates an actual or apparent conflict of interest.

Trading Restrictions Based on Knowledge

Unless an employee has disclosed all relevant information to the General Counsel and/or CCO regarding the applicable issue below and has received pre-clearance to trade, no employee may purchase or sell a Covered Security in a Personal Account if the employee is aware that:

•	Such security is being considered for purchase or sale by the Research Department or Research Personnel, whether or not any order has been entered with the Trading Department;

•	The employee’s trade is in a direction contrary to that currently recommended by the Research Department or Research Personnel, i.e., selling a security when the Research Department is recommending the purchase of that security or vice versa;

•	With respect to a purchase transaction by the employee, a Client or a client of CIS is selling such security or a related security, or has sold such a security within the past five (5) business days; or

•	With respect to a sale transaction by the employee, a Client or a client of CIS is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

Special Circumstances

An employee may engage in a purchase or sale transaction in a Covered Security necessitated by special circumstances (such as estate planning) if the employee informs the General Counsel and/or CCO of the circumstances and obtains prior written approval for the transaction, in accordance with the Pre-Clearance Procedures of this Code. The General Counsel and/or CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, would otherwise be inconsistent with applicable laws and/or Chilton’s policies and procedures, or would create an appearance of impropriety. If approval for a transaction is granted, the Firm may impose certain conditions that could impact the manner and timing of the transaction (and future transactions).

Personal Trading Reference Chart

Attached as Exhibit 3 is a chart of common personal securities trading transaction types and their associated rules and is provided as a tool in understanding and navigating the Firm’s personal trading purchase and sale guidelines.

Pre-Clearance Procedures

An employee seeking pre-clearance for a transaction in a Covered Security should make such request using the Personal Trading Control Center. If a transaction is pre-cleared, the authorization will expire at the end of the day it is given unless a longer period is specified in the authorization. Once the permissible time period has expired, pre-clearance must be obtained again before any further trading is conducted. The CCO and/or a designee will maintain records of all pre-clearance requests and authorization decisions.

A pre-clearance request will generally be rejected if the request: (a) involves a security that is being purchased or sold by Chilton or CIS, in either case, on behalf of any Client or client of CIS or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of Chilton; (c) breaches any duty to a Client or Investor or client or investor of CIS; (d) is otherwise inconsistent with applicable law, including the Advisers Act; or (e) creates an undisclosed material conflict of interest or an appearance thereof.

Certain designated employees may make preliminary preclearance requests to the CCO and/or a designee via email. For all requests that are approved on a preliminary basis, the employee will be required to complete a Personal Securities Trading Request (see Exhibit 9), and provide it to the CCO and/or a designee. The employee may not place the transaction until he/she receives written authorization, either in paper or electronic mail form, from the CCO and/or a designee.

Pre-clearance requests must be kept confidential. When pre-clearance is requested for a securities transaction, the Firm has discretion to reject the request and is not obligated to explain its rationale to the employee making the request. Nonetheless, the decision to reject the pre-clearance request could be interpreted as a sign that Chilton or CIS intends to trade the same security. For this reason, all pre-clearance requests and rejections should be kept confidential. If a third party, such as a broker, is informed that pre-clearance is being sought for a particular transaction, the third party may be able to infer that the Firm intends to trade the security at issue as well as the potential timing of such transaction.

6.4	Securities Reporting by Access Persons

New Access Persons

New Access Persons of Chilton are required to complete and submit to the CCO and/or a designee a schedule of Personal Accounts and No Control Accounts and securities holdings in those accounts within 10 days of becoming an Access Person, generally as part of entering into an employment agreement with Chilton. The schedule includes the following information:

•	A list of each Covered Security, including the title and type, exchange ticker or CUSIP, number of shares, and/or principal amount (if fixed income securities) of such Covered Security in any Personal Account or No Control Account; and

•	A list of each of the Access Person’s Personal Accounts or No Control Accounts, including with respect to each account its name and number and the name of the broker, dealer or bank with whom the account is maintained.

•	The date the report is submitted by the Access Person.

All such information must be current as of a date not more than 45 days prior to the date on which such person becomes an Access Person. An Access Person may affix (staple) a copy of brokerage account statements that include all the required information to the schedule and attest that such accounts and the securities listed in the statements are complete and current in lieu of listing such accounts and securities in the schedule. This schedule must be submitted even if an Access Person has no Covered Securities or Personal Accounts to report.

Duplicate Trade Confirmations and Brokerage Statements and Quarterly Reporting

Duplicate Trade Confirmations and Brokerage Statements. All Access Persons must ensure that each Personal Account, No Control Account and Parallel Account of the Access Person is established so that duplicate copies of trade confirmations and monthly account statements1 are submitted directly to the CCO and/or a designee by the broker, dealer or bank with whom the account is maintained, unless other arrangements are made with the written approval of the CCO and/or a designee. A sample letter that can be used by an Access Person to request such duplicate statements from the broker, dealer or bank is provided as Exhibit 10.

Quarterly Reporting. Access Persons are required to provide a report of quarterly transactions that contains certain information about each transaction during the quarter involving a Covered Security (including a mutual fund advised or sub-advised by Chilton) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. This information includes (i) the date of the transaction; (ii) the title, the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Covered Security involved; (iii) the nature of the transaction (i.e., purchase, sale); (iv) the price; (v) the name of the broker, dealer or bank through which the transaction was executed and (vi) the date the report is submitted by the Access Person. In most cases, Chilton will rely on the trade confirmations and/or account statements that it automatically receives and the employee need not re-submit that information. However, all Access Persons must report any transaction in a Covered Security to Chilton if Chilton does not receive a duplicate copy of the trade confirmation or it does not appear on the brokerage statements that are sent automatically to Chilton. Such transactions are most commonly transactions in private placements that are not executed through or held in an account with a broker-dealer (such as when an Access Person purchases or sells an interest in a hedge fund). In such a case, it is the Access Person’s responsibility to report to the CCO and/or a designee that it has completed the transaction in the relevant quarter and such report must be submitted to the CCO and/or a designee no later than 30 days after the end of the quarter. Furthermore, if an Access Person’s confirmations or account statements do not contain all of the information required by applicable law regarding the transactions reported on those confirmations or statements, the Access Person must provide the supplemental information no later than 30 days after the end of the quarter.

Updating Personal Accounts, No Control Accounts and Parallel Accounts

Each Access Person is required to inform the CCO and/or a designee promptly and provide appropriate information to the CCO and/or a designee under the following circumstances: (1) if any Personal Account, No Control Account or Parallel Account is opened; (2) if any existing Personal Account, No Control Account or Parallel Account is closed; and (3) as other relevant changes occur (e.g., a non-self-directed 401(k) account is converted into an IRA or a self-directed 401(k) account, which means the account now meets the definition of a Personal Account). Each Access Person is required to provide the CCO and/or a designee no

1 Some financial institutions may send account statements on a quarterly basis only. That is acceptable so long as Chilton receives such statements within 30 days of the quarter end.

later than 30 days after the end of a calendar quarter the following information with respect to any Personal Account, No Control Account or Parallel Account established by the Access Person during the calendar quarter in which securities were held for the direct or indirect benefit of the Access Person: (i) the name of the broker, dealer or bank with whom the account is maintained, (ii) the date the account was established and (iii) the date the report is submitted by the Access Person.

Annual Personal Trading and Holdings Report and Acknowledgment with Compliance Attestation

Every Access Person must submit an Annual Personal Trading Report and Acknowledgement with Compliance Attestation (see Exhibit 4) to the CCO and/or a designee. The report must be submitted within 45 days after year end and must provide the information requested as of December 31 or for the year-ended December 31, as applicable. The report must contain the following information: (i) a list of each Covered Security in any Personal Account and Parallel Account, including the title and type of security, the exchange ticker or CUSIP, the number of shares and principal amount, (ii) a list of the Access Person’s Personal Accounts and Parallel Accounts, including with respect to each account the name of the broker, dealer or bank with whom the account is maintained and (iii) the date the report is submitted by the Access Person.

An Access Person may affix (staple) a copy of brokerage account statements that include all the required information and were prepared as of December 31 of the preceding year to the report and attest that such accounts and the transactions and securities listed in the statements are complete and current in lieu of listing such accounts, transactions and securities in the report. Access Persons are also required to report any transaction in a Covered Security (including a mutual fund advised or sub-advised by Chilton) if does not appear on the brokerage statements that are sent automatically to Chilton (i.e., transactions that are not executed through or held in an account with a broker-dealer (such an interest in a hedge fund)). An Access Person will also be required to disclose on this report any interests in commodities held by the Access Person. This report must be submitted even if an Access Person has no Covered Securities holdings, transactions in a Covered Security, Personal Accounts or Parallel Accounts to report.

Access Persons are required to certify following each year end to No Control Account status with respect to each No Control Account by completing the No Control Account Certification.

Any Access Person need not submit separate reports pursuant to the 17j-1 Code provided that such person complies with the reporting requirements under this Code as these requirements are at least as extensive as the reporting requirements under the 17j-1 Code.

Responsibilities of the Legal and Compliance Department

The Legal and Compliance Department will:

•	Inform Access Persons of their reporting obligations;

•	Maintain all of the records described in this Code;

•	Following submission of any report listed in this Section 6.4, review the report for any evidence of improper trading activities or conflicts of interest, and sign and date the report to attest that he/she conducted such review, as appropriate;

•	Review the duplicate trade confirmations and accounts statements supplied by brokerage firms with respect to Personal Accounts of Access Persons to ensure that any transaction in a Covered Security was completed in compliance with this Code, and

•	Periodically match the trading activity of Clients against the securities transactions of Access Persons, and document the results.

6.5	Insider Trading Provisions of Section 204A

Background

On occasion an employee of an investment adviser may receive “inside,” non-public or confidential information pertaining to a security or its issuer. For example, he/she may obtain non-public information through associations with insiders of such entities. In these cases, where the employee obtains or receives non-public information and that information is material, the employee has a duty and obligation under the law not to recommend a trade or trade on such information until this information becomes public.

Section 204A of the Advisers Act requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by the adviser or any person associated with the adviser. In light of the increased focus on insider trading and increased penalties, it is important for Chilton to implement the necessary policies and procedures in order to protect itself against the significant penalties and damage in reputation that may result from an insider trading violation. The SEC has made a review of the required policies and procedures a focal point in its inspections of advisers.

Examples of Insider Trading

All employees are expected to read and be familiar with the following examples of insider trading and responses to the receipt of material, non-public information.

By way of example, violations of the insider trading rule may be found to have occurred when persons trade on material non-public information about:

•	upcoming earnings news;

•	information about a pending merger, acquisition, tender offer, joint venture or sale of assets;

•	a new product or regulatory approval/disapproval of a possible product;

•	new or changing customer relationships;

•	changes in corporate control or management;

•	changes in auditors or delays in the disclosure of financial information;

•	information regarding defaults, redemptions, calls of securities;

•	changes in dividend policy;

•	plans regarding public or private sales of securities;

•	litigation or regulatory proceedings; or

•	changes in analyst recommendations.

This list is non-exclusive and there is a wide range of types of information that can be material and non-public.

Legal sanctions for insider trading have been applied to:

•	persons inside a company who traded the stock;

•	persons outside the company who traded the stock;

•	persons inside the company who told persons outside the company who traded the stock; and;

•	persons outside the company who told other persons outside the company who traded the stock.

An employee may receive information from or regarding an issuer, although no special or confidential relationship exists between them. For example, an employee may inadvertently hear an officer tell an outsider by telephone of a significant corporate event, such as a large unannounced quarterly loss. An employee may also receive the information through its use of, and consultation with, expert consultants and research firms. Please see Exhibit 18: Use of Expert Consultants and Research Firms for the Firm’s policies and procedures with respect to such consultants and research firms.

Other examples of potential sources of inside information include the receipt of information related to the offering of private investments in public offerings (“PIPES”), and information from other third parties including but not limited to counsel, independent registered public accounting firms, financial printers, trading partners, private fund investors and clients.

Chilton’s Policies and Procedures Regarding Insider Trading

The General Counsel and Assistant General Counsel are responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions.

If an employee, regardless of position, receives information he/she believes is material non-public information, the employee must convey such information to the General Counsel or Assistant General Counsel immediately. The General Counsel or Assistant General Counsel will then make a judgment as to the handling of such information in order to prevent possible charges of insider trading violations. Failure by an employee to disclose such information to the General Counsel or Assistant General Counsel in a timely manner may result in termination of the employee.

The following procedures have been established to assist employees in avoiding violations of the insider trading laws. Every employee must follow these procedures or risk being subject to the sanctions described above. If an employee has any questions about these procedures, he/she should bring such questions immediately to the General Counsel or Assistant General Counsel.

Identifying Inside Information

Employees should consider the following two questions when determining whether any information might be considered “inside information”:

•	Is the information material? Is this information an investor would consider important in making an investment decision? Would public disclosure of this information affect the market price of the security?

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in a magazine or newspaper of general circulation, or through some other media available to the public?

If after considering the above, the employee believes that the information may be material and non-public, he should take the following action:

•	Report the matter immediately to the General Counsel or Assistant General Counsel and disclose all information which the employee believes may be relevant on the issue of whether the information is material and non-public.

•	Refrain from recommending a purchase or sale or from purchasing or selling any security about which such information has been received. This prohibition applies to the employee’s Personal Accounts and/or any Client account managed by Chilton.

•	Refrain from communicating the information to anyone outside or within Chilton, other than the General Counsel or Assistant General Counsel.

After reviewing the information and, if necessary, consulting with counsel and/or Chilton personnel, the General Counsel or Assistant General Counsel will determine whether such information is material and non-public and take appropriate actions, including but not limited to placing the security on the Firm’s restricted list.

Supervisory Procedures

The General Counsel and Assistant General Counsel are critical to the implementation and enforcement of the Firm’s procedures against insider trading. The supervisory procedures set forth below are designed to prevent insider trading by employees, detect such trading if it occurs and provide appropriate sanctions for violations of these procedures.

Steps to Prevent Insider Trading:

•	Every new employee will be provided with a copy of this Manual and must acknowledge on the Acknowledgement of Receipt (see Exhibit 2) that the employee has read the Manual, specifically including the Code of Ethics and related sections concerning the prevention of misuse of material non-public information.

•	On a quarterly basis, all employees are required to certify their compliance with the Firm’s policies and procedures on the Quarterly Compliance Attestation (see Exhibit 13) with respect to insider trading.

•	The CCO and/or a designee will enforce the applicable personal securities trading restrictions provided in this Code.

•	The General Counsel and Assistant General Counsel, or a designee, will, on a periodic basis, conduct training to familiarize appropriate employees with the Firm’s insider trading procedures, including by bringing in outside counsel. Special training may be held, as necessary, for those employees working in areas where they are more likely to receive inside information in the course of their duties.

•	The General Counsel and Assistant General Counsel will be available to assist employees on questions involving insider trading.

•	The General Counsel or Assistant General Counsel will resolve issues of whether information received by an employee is material and non-public.

•	Whenever it has been determined that an employee has received material non-public information, the General Counsel or Assistant General Counsel will implement measures to prevent (i) dissemination of such information and (ii) trading in the security by Chilton, CIS and their employees.

Steps to Detect Insider Trading:

•	The CCO and/or a designee will review all personal securities transactions by employees to ensure that such activities are in compliance with the applicable personal securities trading restrictions provided in this Code and review periodically the trading activities in Chilton’s proprietary accounts, if any;

•	Chilton will request information from Private Fund Investors about their possible access to material non-public information; and

•	The CCO and/or a designee will conduct such investigation, as necessary, when the CCO and/or a designee has reason to believe that any employee has received and traded on inside information and/or has disseminated such information to other persons.

6.6	Market Manipulation

Intentional or willful conduct that is designed to deceive or defraud investors by controlling or artificially affecting the price of securities or market conditions is a violation of various securities laws. Accordingly, no employee may directly or indirectly engage in any conduct that is intended to manipulate the price of any security or trading market. In particular, an employee should act responsibly when disseminating information within and outside of the Firm and is prohibited from disseminating information or rumors regarding any issuer that the employee believes or knows to be false or misleading or to be of a sensational nature (such that the information might reasonably be expected to affect market conditions).

Market manipulation can subject the employee and the Firm to both civil and criminal sanctions as well as reputational harm.

The CCO and/or a designee may also implement procedures designed to detect and investigate manipulative behavior.

6.7	Dealings with Clients and Investors

No employee may directly or indirectly purchase from or sell to a Client, Investor or Managed Account or any client, investor or managed account of CIS any security, unless the transaction is pre-approved in writing by the General Counsel or Assistant General Counsel and any requirements under the law, if applicable, are followed.

Employees are prohibited from holding funds or securities of an Investor or Managed Account (or an investor or managed account of CIS) or acting in any capacity as custodian or trustee for a Fund account or Managed Account (or a CIS fund account or managed account), unless such act complies with this Manual.

Employees are prohibited from borrowing money or securities from any Investor or owner of a Managed Account (or an investor or managed account of CIS) and from lending money to any Investor or owner of a Managed Account (or a CIS investor or owner of a CIS managed account), unless such person is a member of the employee’s immediate family and/or the transaction has been approved in writing by the General Counsel and CCO and/or a designee.

Employees may not provide legal or tax advice to any Client or potential Client. When legal or tax questions are raised by a Client or potential Client, including in connection with the completion of any Subscription Document for a Private Fund, employees should encourage such Client or potential Client to consult its own adviser.

6.8	Communications with the Media

All unsolicited inquiries from the press regarding the Firm or CIS, their Clients, their Investors, or any aspect of Chilton’s or CIS’s business should be referred to the General Counsel. Similarly, employees should not initiate contact with the press under any circumstances. It is Chilton’s general policy not to endorse publicly the products or services of the Firm’s or CIS’s suppliers, clients or investors; any exceptions must be approved by the General Counsel. This includes commentary in press articles (including “in-house” publications) and participation in testimonial advertising, promotional brochures or annual reports. In general, the Firm will not provide information to the press regarding securities positions held by Clients.

6.9	Personal Obligations to Government and Regulatory Bodies

Since integrity in financial affairs is an important aspect of the Firm’s reputation, employees are expected to adhere to those standards in their personal financial affairs. Specifically, the Firm expects employees to satisfy their personal obligations to governmental and regulatory bodies, including the timely and accurate filing of relevant tax returns.

6.10	Unregistered Investment Adviser

No employee is permitted to hold himself/herself out as providing personal investment or financial advice to Clients or prospective clients except through his/her employment with Chilton and/or CIS. Failure to make such distinction may subject the employee to the registration provisions of Section 203 of the Advisers Act since he/she may be deemed to be operating as an unregistered investment adviser.

6.11	Anti-Bribery Laws, including the Foreign Corrupt Practices Act and the UK Bribery Act

Employees, affiliates, agents and consultants acting on behalf of Chilton must comply with all applicable anti-bribery laws and regulations. These laws include the U.S. Foreign Corrupt Practices Act (“FCPA”), which makes it illegal to pay, promise, offer or authorize the giving of anything of value directly or through a third party to a “government official” to influence official action, and the UK Bribery Act which also prohibits offering, promising or giving anything of value to anyone, including someone in the private sector, to induce that person to perform work duties disloyally or otherwise improperly. Chilton’s policy to comply with applicable anti-bribery laws is attached as Exhibit 15. The term “government official” includes any officer or employee of, or person acting on behalf of, a government, government-owned or controlled entity or public international organization, and any political party, party official, or candidate for political office.

6.12	Gifts and Entertainment Policies

General Policy Statement

Chilton employees may not accept or give inappropriate gifts, favors, entertainment, meals, special accommodations, or other things of value to influence the recipient or that could make him or her feel beholden to a person or firm. Chilton has adopted the policies and procedures to govern the receipt and giving of gifts and entertainment, which are set forth in Exhibit 17.

6.13	Outside Affiliations and Business Activities

Chilton recognizes that outside affiliations and personal business activities could lead to the potential for conflicts of interest and could otherwise interfere with an employee’s duties to Chilton and Clients. As a result, employees who wish to participate in any outside or personal business activity must seek prior approval from the CCO and/or a designee. Examples of the types of outside affiliations or personal business activities that require pre-approval include, but are not limited to, serving on a board of directors of an outside company or taking a position of management in an outside company; engaging in outside business or non-profit ventures.

6.14	Political Contributions

In General

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) subjects Chilton to potentially severe sanctions in the event that, among other things, Chilton, its employees or their immediate family members make contributions to certain state or local government officials or candidates where the office of such official or candidate is directly or indirectly responsible for or can influence (or has authority to appoint any person who is directly or indirectly responsible for or can influence) the hiring of Chilton to manage the assets of the government entity (such as state government pension plans, state university endowments or other state or local government accounts). In addition, the Pay-to-Play Rule prohibits Chilton and its employees and their immediate family members from fundraising activities that include soliciting or coordinating political contributions or payments to a state or local political party where, or to an official or candidate of a government entity to which, Chilton is providing or seeking to provide advisory services.

Employees are required to pre-clear with the Legal and Compliance Department any contribution2 (including any contribution by their spouse or dependants) made to a (i) government official (whether federal, state or local), (ii) candidate for government office (whether federal, state or local), (iii) political party or (iv) political action committee (“PAC”). Employees also must obtain pre-clearance from the Legal and Compliance Department prior to their (or their spouse or dependants) volunteering for, or otherwise engaging in any activity with respect to, any of the above.

In addition, employees (and their spouses or dependants) are not permitted to solicit or coordinate (i.e., collect and forward), from any person or entity (including a PAC), (i) contributions or (ii) “payments” (whether or not intended to influence an election or campaign) to a government official (whether federal, state or local), candidate for government office (whether federal, state or local), political party or PAC without pre-clearance by the Legal and Compliance Department. Employees should read this prohibition broadly and request pre-clearance if there is any doubt whether a given activity is permitted. For example, this prohibition would include (i) an e-mail (whether sent to Chilton employees or outside the Firm) seeking contributions or (ii) asking a service provider (such as a law firm and accounting firm) or a friend to make a contribution to a state or local candidate.

2 For purposes of this policy the term “contribution” is broadly defined and includes a donation of money, a donation of resources (such as a personal residence, office location or refreshments for a campaign event or in furtherance of a campaign), loans, advances, payments of campaign-related expenses and transitional and inaugural expenses, payments to satisfy debts incurred in connection with an election and anything else of value for the purpose of influencing an election.

Employees and their spouses and dependants are prohibited from making any political contribution or engaging in any political activity for the purpose of directly or indirectly influencing or inducing the obtaining or retaining of Chilton’s investment advisory services by a government entity. Further, employees are prohibited from considering Chilton’s current or anticipated business or its business relationships as a factor in making any contribution or as a reason for engaging in an activity described above.

As a matter of policy, Chilton will not engage in any of the activities described above, unless pre-clearance is obtained from the Legal and Compliance Department.

Prohibition on Indirect Activities

Under no circumstances may Chilton or an employee make a contribution indirectly, or engage indirectly in any of the foregoing activities, such as through his or her advisers, family members or any other persons affiliated with Chilton or the employee, as a means of circumventing the restrictions.

Pre-Clearance Procedure

An employee seeking pre-clearance for any proposed contribution or activity described above is required to submit a request to the Legal and Compliance Department by completing the Political Contribution Request Form (Exhibit 15). For each proposed contribution or activity, the employee will be required to certify that such contribution or other activity is not for the purpose of directly or indirectly, influencing or inducing the obtaining or retaining of Chilton’s investment advisory services by a government entity. If the Legal and Compliance Department determines, in its discretion, that a particular political contribution or activity may violate the Pay-to-Play Rule or other applicable law (or otherwise poses a conflict of interest for Chilton or CIS), the Legal and Compliance Department may prohibit such employee from making the contribution or engaging in the activity. An employee may only make a political contribution or engage in the requested activity after obtaining written approval from the Legal and Compliance Department. Please note that it will take approximately five business days for the Legal and Compliance Department to review and determine whether to permit or deny any such request and it is expected that most contributions to state and local government officials and candidates will be prohibited.

Recordkeeping

The Legal and Compliance department will maintain a political contributions log that records all of the political contribution and activity requests received from employees and whether the request was approved or denied, as well as the appropriate books and records as set forth in Section 7 of Chilton’s Compliance Manual.

Certifications

Each employee must certify quarterly on the Quarterly Compliance Attestation (see Exhibit 13) that he/she has complied with Chilton’s Political Contribution Policy for the preceding quarter, pre-cleared all contributions and activities in accordance with the Political Contribution Policy and has not made any contributions or engaged in any activities for the purpose of intending to influence the obtaining or retaining of contracts with government entities. In addition, since the Pay-to-Play Rule also incorporates contributions made by individuals prior to their employment with Chilton, each prospective employee will be required to detail his/her past contributions (including those of his or her spouse or dependents) as part of the hiring process.

Placement Agents

Under Rule 206(4)-5 of the Advisers Act, any placement agent hired by Chilton to solicit government entities must be a “regulated person” as defined in Rule 206(4)-5(f)(9) under the Advisers Act. A “regulated person” is a registered investment adviser, a registered broker-dealer or a registered municipal adviser, each of which must be subject to pay-to-play restrictions. Each agreement with a placement agent must be reviewed and approved in advance by the Legal and Compliance Department to ensure, among other things, that the placement agent has obtained all required federal, state and local registrations and that the placement agent has complied with and will continue to comply with all applicable laws, rules, regulations and policies, including pay-to-play rules applicable to it. In addition, the Legal and Compliance Department will maintain a record of the names and business addresses of all “regulated persons” whom Chilton engages as a third-party solicitor or placement agent. Such recordkeeping requirement will apply regardless of whether Chilton has a government entity as a client at such time. See also “Section 1.6 Cash Payments for Client Solicitation - Rule 206(4)-3”.

6.15	Cell Phone Usage in the Office

Personal cell phones, including text messaging, should not be utilized to conduct Firm business, unless an employee is out of the office and needs to use a cell phone to conduct Firm business. In general, personal cell phone usage in the office, including text messaging is disruptive and strongly discouraged.

Other employment policies, principles, and procedures adopted by Chilton are set forth in Chilton’s Employee Manual, a copy of which is provided to all Chilton employees upon joining the Firm and when any material updates are issued.

Chapter 2

JANA PARTNERS LLC
CODE OF ETHICS
March 2014

Introduction

The good name and reputation of the Firm are a result of the dedication and hard work of all of us. Together, we are responsible for preserving and enhancing this reputation, a task that is fundamental to our continued well-being. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest standards of business conduct.

Set forth below is the Firm’s Code of Ethics (“this Code”). This Code is designed to reinforce and enhance the Firm’s ethical way of doing business and, in particular, to provide regulations and procedures consistent with the Investment Advisers Act. The substance of this Code is not new, however. The policies set forth herein reflect the Firm’s long-standing tradition of ethical business standards.

All Employees are considered “Access Persons” under this Code and are expected to comply with the policies set forth in this Code. Read this Code carefully and make sure that you understand it, the consequences of non-compliance, and this Code’s importance to the success of the Firm. If you have any questions, please speak to Legal and Compliance.

This Code should be viewed as the minimum requirements for conduct. This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. When in doubt about the advisability or propriety of a particular practice or matter, please speak to Legal and Compliance.

About this Code

We at the Firm are committed to the highest standards of business conduct in our relationships with each other and with our Clients, investors, and others. This requires that we conduct our business in accordance with all applicable laws and regulations. This Code helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

The Firm acts as a registered investment adviser to its Clients. This Code is based on the principle that the Firm and its Employees owe a fiduciary duty to Clients to ensure that the employees conduct their Personal Securities Transactions (as defined below) in a manner that does not interfere with Client transactions or otherwise take unfair advantage of the Firm’s relationship with its Clients.

The fiduciary principles that govern personal investment activities reflect, at a minimum, the following: (1) the duty at all times to place the interests of the Clients first; (2) the requirement that all Personal Securities Transactions be conducted consistent with this

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Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; (3) the fundamental standard that investment personnel should not take inappropriate advantage of their positions; and (4) the requirement that investment personnel comply with applicable Federal Securities Laws. Our business depends on the reputation of all of us for integrity and ethical business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any obligations to or rights in any employee, client, supplier, or any other person or entity.

Furthermore, this Code does not, in any way, constitute an employment contract or an assurance of continued employment. Employees of the Firm are employed at-will, except when covered by an express, written employment agreement. This means that employees may choose to resign their employment at any time, for any reason or for no reason at all. Similarly, the Firm may choose to terminate employees’ employment at any time, for any legal reason or for no reason at all, but not for an unlawful reason.

DEFINITIONS

“Automatic Investment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” of a Security means any interest by which an Access Person or any member of such Access Person’s “immediate family” (which, for purposes of this Code includes a spouse or civil partner (wherever they may live), dependent child or stepchild (wherever they may live), or parent, sibling or other relative by blood or marriage living in the same household as the Access Person) can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Covered Security. Thus, an Access Person may be deemed to have Beneficial Ownership of Covered Securities held in accounts in such person’s own name, such person’s spouse’s name, and in all other accounts over which such person does or could be presumed to exercise investment decision-making powers, or other influence or control, including trust accounts, partnership accounts, corporate accounts or other joint ownership or pooling arrangements.

“Covered Security” means a Security as defined in Section 202(a)(18) of the Investment Advisers Act, which includes the following:

any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call,

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straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For the avoidance of doubt, for purposes of this Code, “Covered Security” also includes investments in initial public offerings (“IPOs”), closed-end mutual funds, hedge funds, private equity funds, limited partnerships and other private placements.

All Covered Securities require Pre-clearance except for exchange-traded funds (“ETFs”) and municipal securities. Pre-clearance procedures are described below.

For purposes of this Code, a “Covered Security” does not include the following types of securities:

•	Securities of an open-end mutual fund, index fund, money market fund or other registered investment company that is not advised or subadvised by JANA;

•	U.S. Treasury Securities (including purchases directly from the Treasury or a Federal Reserve Bank) and other direct obligations of the U.S. Government, as well as unsecured obligations of U.S. Government sponsored enterprises;

•	Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short- term debt instruments;

•	Shares issued by unit investment trusts invested exclusively in one or more open- end funds, none of which are managed by the Firm;

•	Futures (except individual stock futures contracts) and commodity contracts;

“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Personal Account” means any Securities account in which an Access Person has any direct or indirect Beneficial Ownership and over which such Access Person exercises sole or shared investment decision-making power (as opposed to passive investments managed on a discretionary basis by a third party), and includes any Personal Account of an Access Person’s immediate family over which such Access Person exercises sole or shared investment decision-making power.

“Personal Securities Transaction” means, for any Access Person, a purchase, sale, gifting or donation of a Covered Security in which such Access Person has, had, or will acquire a Beneficial Ownership.

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“Purchase or Sale” of a Security includes, among other things, the writing of an option to purchase or sell a Security; or the purchase or sale of any Security that is exchangeable for or convertible into another Security.

Any questions regarding the application of these terms should be referred to, and addressed by the Chief Compliance Officer.

LEGAL REQUIREMENTS

Section 206 of the Investment Advisers Act provides that it is unlawful for any investment adviser, directly or indirectly:

(1)	to employ any device, scheme or artifice to defraud any client or prospective client;

(2)	to engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or

(3)	to engage in any act, practice or course of business that is fraudulent, deceptive or manipulative.

Section 204A of the Investment Advisers Act requires the Firm to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Investment Advisers Act or rules or regulations thereunder of material, non-public information by the Firm or any person associated with the Firm.

Pursuant to Section 204A, the SEC has adopted Rule 204A-1, which requires the Firm to maintain and enforce this Code. In accordance with Rule 204A-1, this Code sets forth standards of conduct, requires compliance with the Federal Securities Laws and addresses personal trading. This Code is designed to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Firm’s advisory accounts may breach their fiduciary duties, and to avoid and regulate situations that may give rise to conflicts of interest that Rule 204A-1 addresses.

See also the Firm’s separate Insider Trading Policy, which is incorporated herein by reference.

STATEMENT OF POLICY

It is the policy of the Firm that the Firm and its Access Persons shall comply with applicable Federal Securities Laws and that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Sections 204 or 206 of the Investment Advisers Act. No Access Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct that would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, a Client or an issuer of any Security owned by a Client. In addition, the fundamental position of the Firm is (and has been) that each Access Person shall at all times place the interests of each Client first in conducting Personal Securities Transactions.

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The Firm encourages eligible Access Persons to invest a substantial portion of their savings in the Funds so that our Access Persons’ interests are aligned with those of our Clients. We recognize, however, that Access Persons may maintain other investments for diversification and other reasons. Without limiting in any manner the fiduciary duty owed by Access Persons to the Clients under the provisions of this Code, Access Persons may make purchases and sales of Covered Securities including Securities that are owned by the Clients; provided, however, that such Personal Securities Transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code.

In making personal investment decisions with respect to any Security, however, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the Access Person’s time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a Client’s portfolio.

PRE-CLEARANCE

Prior to effecting any Personal Securities Transaction, an Access Person must receive written approval from both (i) a Partner of the Firm and (ii) a member of Legal and Compliance, neither of which may be the Access Person making the request. Copies of the relevant Preclearance Request Forms are attached hereto as Appendix A & B, respectively.

The following is an overview of when a Personal Securities Transaction will generally be approved, subject to the Restrictions set forth below.

•	If the same Security or the equivalent (e.g., stocks, convertible bonds, and derivatives) is not owned in any Client Account and there is no intention to trade in the same Security or equivalent, the request for the Personal Securities Transaction will generally be approved, subject to the other restrictions set forth below. Such approval shall be effective until the close of business of the same business day. If the Access Person requires additional time, a new request form must be submitted. Good-til-cancelled (GTC) orders are not permitted.

•	If the same Security or the equivalent is owned in any Client Account but there is no intention to trade in the same Security or equivalent, the Access Person may receive approval for the Personal Securities Transaction only after 3:30 P.M. NY time. Such approval shall be effective until the close of business of the same business day. If the Access Person requires additional time, a new request form must be submitted.

•	If the same Security or the equivalent has been traded or there is an intent to trade in the same Security or equivalent, the request for the Personal Securities Transaction will generally be denied.

If after an approval is granted, a Client Account trades in the same Security or the equivalent within the following five (5) business days (the “Covered Period”) at a less favorable price, the Access Person may be required to promptly disgorge the aggregate

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difference paid or received per share or other unit by the Access Person to a charity chosen by Legal and Compliance. Rebalance trades are excluded from the Covered Period.

The Chief Compliance Officer, or her designee, will confirm trade activity as well as any intentions to trade with the Trading Desk prior to pre-clearing any of the above- referenced Personal Securities Transactions, as appropriate.

Post-approval is not permitted under this Code. If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code.

All Personal Securities Transactions are subject to the holding periods described below.

The Chief Compliance Officer, or her designee, (or in their absence, the Chief Legal Officer or the General Counsel) will decide whether to approve a Personal Securities Transaction for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code. Legal and Compliance is not required to give any explanation for refusing to approve a Personal Securities Transaction.

RESTRICTIONS

Holding Period – No Short Term Trading

Absent specific approval from Compliance, an Access Person may not sell any Covered Securities that require pre-clearance that have been held for less than 45 calendar days. The holding period is calculated on a last-in, first-out basis, and the day of the trade is included when calculating the holding period. An exception to this 45-day holding period may be made in cases where the value of the Securities purchased by the Access Person has decreased by 20% or more since the Access Person acquired them (on a first- in, first-out basis).

Although the 45-day holding period does not apply (although the obligation to report will apply) to Covered Securities that do not require preclearance (e.g., ETFs), short term trading in such Covered Securities is discouraged.

EXEMPTED TRANSACTIONS

The prohibitions of this Code shall not apply to:

•	Purchases or sales of Securities effected for, or held in, any account over which the Access Person or any member of his or her immediate family has no Beneficial Ownership;

•	Purchases or sales of Securities that are non-volitional on the part of the Access Person or any member of his or her immediate family (e.g., an account managed on a fully discretionary basis by a third party);

•	Purchases or sales of Securities that are part of an Automatic Investment Plan, provided that no adjustment is made by the Access Person or any member of his or her immediate family to the rate at which Securities are purchased or sold, as the
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case may be, under such a plan during any period in which trading in such Security would not otherwise be permissible;

•	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

•	Tenders of Securities pursuant to tender offers that are expressly conditioned on the tender offeror’s acquisition of all of the Securities of the same class; and

•	Purchases or sales of Securities with respect to which neither an Access Person, nor any member of his or her immediate family, has any direct or indirect influence, control or prior knowledge, which purchases or sales are effected for, or held in, a “blind account.” For this purpose, a “blind account” is an account over which an investment adviser exercises full investment discretion (subject to account guidelines) and does not consult with or seek the approval of the Access Person, or any member of his or her immediate family, with respect to such purchases and sales.

Although these transactions are excluded for purposes of this Code, Employees are responsible for providing the Chief Compliance Officer with the relevant documents she may request to evidence that such Access Persons, including any member of his or her immediate family, do not have the power to affect investment decisions. Documentation requested by the Chief Compliance Officer may include a copy of the investment management agreement or a certification signed by the account manager confirming the type of account and relationship between the account manager and Access Person or immediate family member.

OTHER RESTRICTIONS

In addition to the foregoing, the following provisions will apply to Access Persons:

(i)              No Access Person shall reveal to any other person any information regarding Securities transactions by a Client except in the normal course of his or her duties and/or to advance the interests of Clients, which for investment personnel may include exchanging investment ideas or soliciting or providing input with respect to such ideas, or measuring investor sentiment with respect to a particular company, provided, that it is not reasonably foreseeable in his or her good faith judgment that such communications may disadvantage any Client.

(i)              Access Persons must, as a regulatory requirement and as a requirement of this Code, obtain prior approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any Securities in an IPO or in a Limited Offering. In addition, Access Persons must comply with any additional restrictions or prohibitions that may be adopted by the Firm from time to time.

(ii)              All Access Persons are prohibited from engaging in trading in the shares of mutual funds for the Clients or for their Personal Accounts in a manner inconsistent with a mutual fund’s prospectus or applicable laws (e.g., market timing, late trading).

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ACKNOWLEDGEMENT AND REPORTING

Initial Certification

Within 10 days of becoming an Access Person, such Access Person must submit to the Chief Compliance Officer an acknowledgement that they have received a copy of this Code, and that they have read and understood its provisions.

Initial Holdings Report

Within 10 days after first becoming an Access Person, each Access Person shall provide a list of (i) all Personal Accounts (including name of institution, type, and account number), and (ii) all Covered Securities Beneficially Owned by the Access Person, on the form attached hereto as Appendix C (“Acknowledgement & Initial Holdings Report”). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the Chief Compliance Officer (or an appropriate delegate).

Thereafter, all Access Persons must direct their brokers to supply the Chief Compliance Officer on a timely basis with duplicate copies of periodic (i.e., monthly, or if not applicable, quarterly) statements for all Personal Accounts. If an Access Person is unable to arrange for duplicate copies of periodic Personal Account statements to be sent directly to the Chief Compliance Officer, he or she must immediately notify the Chief Compliance Officer and undertake to provide such periodic Personal Account statements on a timely basis (i.e., monthly, or if not applicable, quarterly) to the Chief Compliance Officer.

Such Personal Account statements must contain the following information (as applicable):

•	The date and nature of each transaction (purchase, sale or any other type of acquisition or disposition), if any;
•	Title, and as applicable the exchange ticker symbol or CUSIP number (if any), interest rate and maturity date, number of shares and, principal amount of each Security and the price at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date of issuance of the Personal Account statements.

Quarterly Report

Within 30 days after the end of each calendar quarter, all Access Persons shall provide quarterly transaction reports confirming that they have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant hereto, as well as all Personal Accounts opened and closed, during the previous quarter.

Annual Report

On a date to be selected by the Chief Compliance Officer, all Access Persons shall provide annual holdings reports listing (i) all Personal Accounts currently in effect, and

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(ii) all Covered Securities Beneficially Owned by the Access Person. The information contained in the Annual Holdings Report shall be current as of a date no more than 45 days prior to the date the report is submitted.

All Access Persons shall certify in the Annual Holdings Report that they have disclosed or reported all Personal Accounts and Covered Securities Beneficially Owned, as required to be disclosed or reported pursuant hereto.

The Chief Compliance Officer shall retain a separate file for each Access Person that shall contain the Personal Account statements, initial and annual holdings reports and quarterly transactions reports listed above, and all Personal Securities Transaction Pre- clearance Forms (whether approved or denied).

REVIEW OF REPORTS

The Chief Compliance Officer (or an appropriate delegate) shall be responsible for the review of the quarterly transactions reports and the initial and annual holdings reports required under this Code. In connection with the review of these reports, the Chief Compliance Officer (or an appropriate delegate) shall take appropriate measures to determine whether each reporting person has complied with the provisions of this Code and any related procedures adopted by the Firm. The Chief Legal Officer or General Counsel will review the reports submitted by the Chief Compliance Officer.

CONFIDENTIALITY

All forms, reports and other information submitted to the Chief Compliance Officer pursuant to this Code shall be treated as confidential, except that such forms, reports or other information submitted hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Firm considers necessary or advisable in cooperating with an investigation or inquiry by the SEC or any other regulatory or self-regulatory organization.

REPORTING VIOLATIONS OF THIS CODE

Access Persons must promptly report any suspected violations of this Code to the Chief Compliance Officer. To the extent practicable, the Firm will protect the identity of an Access Person who reports a suspected violation.

Retaliation against any Access Person who reports a violation of this Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

SANCTION GUIDELINES

Upon discovering a violation of this Code, the Firm may impose such sanction(s) as it deems appropriate. Depending on the circumstances, and at the discretion of the Chief Compliance Officer, a violation of this Code may result in a more severe or less severe sanction. Repeated violations of this Code, even inadvertent violations that do not harm Client Accounts, may be viewed as a disregard for the principles of this Code and may necessitate a more severe sanction, including termination of the employment of the violator

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and/or restitution to the affected Client in an amount equal to the advantage that the violator gained by reason of such violation(s). It is noted that violations of this Code may also result in criminal prosecution or civil action.

First Offense

➢   Letter of Education

Second Offense

➢   Letter of Education

➢   Access Person to re-read and re-certify this Code

Third Offense

➢   Letter of Education

➢   Access Person to re-read and re-certify this Code

➢   Supervisor notified, as appropriate

➢   Trading suspension for 30 days

Fourth Offense

➢   Letter of Education

➢   Access Person to re-read and re-certify this Code

➢   Supervisor notified, as appropriate

➢   Fine of $500 imposed and donated to a charity chosen by Legal and Compliance

➢   Trading suspension for 60 days

In addition, as part of any sanction, the Firm may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade.

In the event of additional offenses, the Chief Compliance Officer, in conjunction with Legal and Compliance and the Firm’s Partners, will convene to determine appropriate remedial sanctions.

Legal and Compliance will determine whether any one violation or series of violations constitutes a material violation of this Code. No Access Person, including the Chief Compliance Officer, shall participate in a determination of whether he or she personally has committed a violation of this Code or the imposition of any sanction in the event that he or she committed a violation of this Code.

INTERPRETATION OF PROVISIONS

The Firm may from time to time adopt such interpretations of this Code as it deems reasonable and appropriate.

EXCEPTIONS TO THIS CODE

Exceptions to the Code may be made on a case-by-case basis and only with prior written approval by Legal and Compliance. Exceptions will be documented, as appropriate, and maintained by the Chief Compliance Officer.

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RECORDS

All records relating to this Code including a copy of this Code and any other policies covering the subject matter hereof shall be maintained in the manner and to the extent required by applicable law. The Chief Compliance Officer shall have the responsibility for maintaining records created under this Code.

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APPENDIX A

PRE-CLEARANCE REQUEST FORM FOR
PUBLICLY TRADED SECURITIES

INSTRUCTIONS: A separate form must be used for each transaction.

Employee Name:	Date:

Transaction Type (buy, sell, short, other):

Issuer Name:

Ticker:	Cusip (non-equity securities only):

Security Type:	# of shares/units:

Brokerage Firm:	Acct #:

If a sale, did you last purchase shares of the same security during the last 45 days?

If the security is not currently held in any fund or account managed by JANA, please explain why it is not a suitable investment opportunity for JANA (INVESTMENT TEAM ONLY).

By signing this form, you certify that you and your immediate family members are not in possession of, and do not have access to, material non-public information with regard to this pre-clearance request. In addition, you certify that you are not aware of any outstanding order to trade regarding this security or any equivalent security on behalf of any fund or account managed by JANA or of any intention by JANA or a client of JANA to trade regarding this security or any equivalent security.

To the best of my knowledge, the foregoing transaction complies with JANA’s Code of Ethics.

Employee Signature

Approved by:

Partner Signature	Date

Compliance Signature	Date	Approval Expiration
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APPENDIX B

PRIVATE PLACEMENT APPROVAL FORM

INSTRUCTIONS: You are required to submit this form to Legal and Compliance prior to making a trade in a Private Placement. You will be notified as to whether or not the investment is approved. For purposes of this review, please provide copies of all available offering documents and business plans, as well as partnership and subscription agreements.

Employee Name:

Buyer or Seller of Security (if different from Employee):

Planned Date of Investment[1]:

Buy or Sell:

Name of Security:

Size of Transaction:

Employee Relationship to issuer or principal promoters:

How did you learn about this investment opportunity?

By signing this form, you certify that you and your immediate family members are not in possession of, and do not have access to, material non-public information with regard to this request.

To the best of my knowledge, the foregoing transaction complies with JANA’s Code of Ethics.

Employee Signature	Date

Approved by:

Compliance Signature	Date

1 Securities to be purchased or sold under a private placement must be transacted in promptly.

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APPENDIX C

ACKNOWLEDGEMENT & INITIAL HOLDINGS REPORT

Pursuant to the Code of Ethics

This report must be completed and returned to the Chief Compliance Officer, or her designee, within 10 days of employment.

Employee Name:	Date of Employment:

Account Information:

In accordance with the Firm’s Code of Ethics, please provide a list of all securities accounts in which you have a beneficial interest. This includes accounts of immediate family members.2

Name of Financial Services Firm	Type of Account (e.g., Brokerage, IRA)	Name on Account	Account Number

☐       I do not have a beneficial interest in any accounts with any financial services firm.

2 For purposes of this form, the term “immediate family” includes a spouse or civil partner (wherever they my live), dependent child or stepchild (wherever they may live), or parent, sibling or other relative by blood or marriage living in the same household as the Officer or Employee.

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Securities Holdings Information:

For each of the accounts listed above, attach to this report a copy of your most recent statement(s) listing all of your securities holdings. All statements must be current as of a date no more than 45 days prior to your date of employment at the Firm.

In addition, please list in the space below any other securities that may not be held in an account listed above, such as holdings in hedge funds or private equity funds.

Description of Security	Type of Security	Cusip / Ticker	# of shares or Principal Amount

☐       I have no securities holdings to report.

I certify that this form fully discloses all of the securities accounts and securities holdings as of my initial date of employment. The information provided is current as of a date no more than 45 days prior to my employment at the Firm.

Signature	Date

Print Name

2-15

YORK CAPITAL MANAGEMENT

Code of Ethics

YORK CAPITAL MANAGEMENT GLOBAL ADVISORS, LLC

YORK REGISTERED HOLDINGS, L.P.

CODE OF ETHICS

I.	INTRODUCTION

A. This Code of Ethics (the “Code”) is based on the principle that directors, officers, partners and employees (“Employees”) of York Capital Management Global Advisors, LLC (“YGA”) , York Registered Holdings, LP (“YRH”), collectively the (“Firm”) and certain of their affiliates owe a fiduciary duty to the funds and accounts (the “Clients” or “Client”) which the Firm manages. Accordingly, Employees must avoid activities, interests and relationships that may potentially interfere or appear to interfere with making decisions in the best interests of the Clients. Each Employee is under a duty to exercise his or her judgment and responsibility for the benefit of the Clients and may not participate in any activities that may potentially conflict with the interests of the Clients. The Firm maintains a list of all Employees and notifies Employees of their obligation to follow the Code.

At all times, Employees must:

1.	Place the interests of Clients first. As part of the Firm’s fiduciary duty, Employees must scrupulously avoid serving their own personal interests ahead of the interests of the Clients. Employees may not cause a Client to take action, or not take action for the employee’s benefit rather than the benefit of the Client. For example, an Employee would violate this Code by causing a Client to purchase a security already owned by the Employee for the purpose of increasing the price of the security. Another example would be if an Employee invested in a security that was appropriate for a Client without first considering that investment for that Client.

2.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations of this Code. An Employee should use his or her best judgment and consult with the Chief Compliance Officer (the “CCO”) before accepting a gift from a party associated with the Firm. In addition, Employees may not use any knowledge of Client portfolio transactions to benefit from the market effect of those transactions.

3.	Conduct all personal securities transactions in full compliance with this Code, including all pre-authorization and reporting requirements, and comply fully with each of the Firm’s policies and procedures regarding inside and/or confidential information.

While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could potentially cause even the appearance that an unfair or improper action has been taken. Accordingly, Employees must follow the policies set forth below with respect to trading in any employee or related account. Doubtful situations should be resolved in favor of Clients. Any questions concerning this Code should be addressed to the CCO.

The Code applies to every Employee of the Firm. In any instance in which both the Code and the applicable Compliance Manual apply, the more restrictive rule applies.

II.	PERSONAL SECURITIES TRANSACTIONS

A.	Annual Disclosure of Personal Investments. In addition to the trade reporting requirements discussed below, Employees must disclose all of their personal brokerage accounts as requested by compliance and no less frequently than annually. This includes all public and private investments, hedge funds, ETFs and brokerage accounts. In addition, all securities of which Employees have direct or indirect Beneficial Ownership must be fully disclosed. Such disclosure must be made initially at the commencement of employment within 10 days of commencing work at the Firm by providing investment information that is less than 45 days old, and at least annually thereafter. For purposes of this Section IIA, any holdings described in Section IIB3a, b, or e need not be disclosed.

B.	Trade Preauthorization Requirements

1.	General Requirement. Employees may not purchase single stock securities or options in their personal accounts. Employees are permitted to effect up to 20 trades in ETFs or index funds in a given calendar year. All transactions in securities of which an Employee has direct or indirect beneficial ownership must be preauthorized except for securities transactions set forth in the following section II.B.3. In addition, transactions in closed end mutual funds, indices, FX, non-US sovereigns, municipal bonds and ETFs must be pre-cleared. (The sales of securities which the employee owned prior to joining York or prior to June 2006 may be made with pre-clearance).

2.	Pre-Clearance does not Protect Wrongdoing. Compliance with this pre-clearance requirement is separate from and in addition to the employee’s other obligations under this Code. Even if an Employee has pre-cleared a transaction in a security subject to this Code, each employee acknowledges that the transaction may be subject to further review by the CCO if the transaction is ultimately determined to have been made in contravention to one or more provisions of the Code. This means that just because compliance says a trade is acceptable does not mean that it is, if it is later determined that there were facts and circumstances not disclosed to compliance.

3.	Exempt Transactions. The following securities transactions are exempt from the preauthorization requirements set forth in Section II.B.1 of this Code:

a.	Transactions in direct obligations of the U.S. Government;

b.	Transactions in:

i.	bankers’ acceptances;
ii.	money market funds;
iii.	529 plans;
iv.	bank certificates of deposit;
v.	commercial paper; and
vi.	high quality short-term debt instruments, including repurchase agreements;

c.	Certain Corporate Actions. Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

d.	No Direct or Indirect Influence or Control. Any transaction effected in any account over which you do not have any direct or indirect influence or control; (Compliance must receive a letter from the account’s manager detailing the account number and asserting that the manager has full discretion over the account).

e.	Open end mutual funds (other than those managed by the Firm or a control affiliate of the Firm);

f.	FX spot transactions. (However, FX forwards must be pre-cleared);

g.	Automatic investment plans; and

h.	Miscellaneous. Other categories of securities transactions as may from time to time be designated in writing by the CCO on the grounds that the risk of abuse is minimal or non-existent.

C.	Preauthorization Requests.

1.	Trade Authorization Request Form. Prior to entering an order for a securities transaction in an employee account or a related account, the Employee must submit a Trade Authorization Request Form to the compliance department through the Mycompliance.com system. If, for some reason, the employee cannot access the MCO system, he or she should submit an email to the compliance department.

2.	Review of the Form. After receiving the Trade Authorization submission, the compliance department will review the information and, as soon as practicable, determine whether to authorize the proposed securities transaction.

3.	Length of Trade Authorization Approval. The authorization provided by the compliance department is effective, unless revoked, until the earlier of (1) the close of business on the day the authorization is granted or, if authorization is granted after 3:00 p.m., then 10:00 a.m. the next business day, or (2) the Employee’s discovery that the information in the Trade Authorization submission is no longer accurate. If the securities transaction is not placed within that period, a new authorization must be obtained before the securities transaction is placed.

NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PREAUTHORIZATION IS SOUGHT MAY BE PLACED PRIOR TO THE RECEIPT OF AUTHORIZATION OF THE TRANSACTION. VERBAL APPROVALS ARE GENERALLY NOT PERMITTED. (Under certain circumstances, email clearance is permitted.)

NO EXPLANATION IS REQUIRED FOR REFUSALS. IN SOME CASES, TRADES MAY BE REJECTED FOR A REASON THAT IS CONFIDENTIAL. THE COMPLIANCE DEPARTMENT IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

D.	Prohibited Transactions. The following securities transactions are prohibited and will not be authorized absent extraordinary circumstances:

1.	Inside Information. Securities transactions by any Employee while in possession of material non-public information regarding the security or the issuer of the security.

2.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any security or to create the false appearance of active trading.

3.	Restricted List Securities. Transactions in securities that appear on the Firm restricted list, except under the limited circumstances .

4.	Seven-Day Blackout. Securities transactions within seven (7) calendar days after purchase or sale of the same securities (or equivalent securities) by a Client, e.g. one of our funds. For example, if a Client trades a security on a Monday, the next Monday is the first day an Employee may trade that security for an account in which he or she has a beneficial interest.

5.	Intention to Buy or Sell for Client. Securities transactions at a time when you intend, or know of another Employee’s intention, to purchase or sell that security (or an equivalent security) on behalf of a Client are prohibited. This prohibition applies whether the securities transaction is in the same (e.g. two purchases) or the opposite (a purchase and sale) direction of the transaction of the Client.

6.	Initial Public Offerings. Acquisition of securities in an initial public offering.

7.	Others. Any other securities transaction deemed by the compliance department to involve a conflict of interest, possible diversion of a corporate or advisory client opportunity, or the appearance of impropriety.

E.	Treatment of Private Placements and Private Investments.

Absent prior written approval by the compliance department, the acquisitions of securities in private placements and other private investments are prohibited. This approval will not be granted unless the Employee can clearly demonstrate that a) the investment is not presently appropriate for any Client, b) it is unlikely that the investment will be appropriate for any Client in the future, and c) the investment is not being offered to the Employee because of his or her position with the Firm. The sale of a security acquired in a private placement is similarly restricted. Written documentation will be maintained to demonstrate the rationale supporting any approval of a private placement. Similarly, investments by Employees in other hedge funds will not be permitted with written approval from compliance.

If, after receiving the required approval, the Employee acquires securities in a private placement, the Employee must immediately disclose that investment to the CCO if the Employee begins to play a part in any consideration of an investment in the issuer by any Client. The decision to purchase securities of the issuer by a Client in such circumstances must be independently reviewed and authorized by the CCO.

F.	Short-Term Trading Activity.

Short-term trading activity (that is, purchases and sales (or sales and purchases) of the same (or equivalent) securities by any Employee within a 14-day period) is prohibited under this Code. The Firm encourages investment rather than short-term trading by Employees. Accordingly, all employee accounts will be subject to monitoring. Exceptions to this prohibition on short-term trading must be pre-cleared by the compliance department in accordance with the procedures in Section II.C.

G.	Trade Reporting Requirements

1.	Reporting Requirement. Employees must arrange for the compliance department to receive directly (if possible) from their broker, dealer or bank duplicate copies of each monthly or quarterly statement for each employee account within 30 days of month end. If an Employee is not able to arrange for duplicate monthly account statements to be sent or the statements do not cover all securities of which the Employee has beneficial ownership, he or she must immediately notify the compliance department so that another arrangement can be made. For purposes of this Section IIG, any transactions described in Section IIB3a, b, d or e need not be disclosed. Each new employee must provide transaction and holdings reports to compliance within 10 days. Quarterly and annual reporting will be requested by compliance.

2.	Review and Availability. All information supplied under this Code, including holdings and transactions reports, will be reviewed by the compliance department or his or her delegate. All information supplied will be available for inspection by any supervisor, the Firm’s outside counsel, any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which the Firm is a member and any state securities commission, or the Department of Justice.

J.	Spouses in the Securities Industry

In certain rare cases, an employee’s spouse will be an investment professional at another firm who trades for himself or his firm on a daily basis. In these circumstances, our personal trading rules will be tailored to the situation. In most cases, the employee will be asked to sign an NDA acknowledging that he or she will not share our portfolio information with the spouse and the spouse’s personal account will be monitored.

H.	Chief Compliance Officer

The Firm’s General Counsel will review all investments and investment activity of the CCO.

I.	Investment Opportunities for Partners of the Firm

Under certain circumstances the compliance department will work with the Firm’s partners, outside legal counsel, and other advisors, in order to structure investment alternatives which will allow the Firm’s partners to diversify their investments. These opportunities may include investment funds, exclusively for them, handled by outside managers or other pre-approved investment opportunities. It may also include the purchase of the stocks or bonds of blue chip companies to be held tong-term as an investment. The details of this arrangement will be documented in writing. Their ongoing oversight and review will be monitored by the compliance department.

III.	FIDUCIARY DUTIES

A.	Confidentiality. Employees may not reveal any information relating to the investment intentions, activities or portfolios of Clients or securities that are being considered for purchase or sale, except to persons at the Firm or persons outside the Firm to whom disclosure is in the interests of the Firm.

B.	Compliance with Federal Securities laws. Employees are required to comply with applicable securities laws.

C.	Gifts and Entertainment.

1.	Accepting Gifts and Entertainment. On occasion, as a result of an employee’s position with the Firm, an Employee will be offered, or receive gifts from Clients, brokers, vendors or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts of nominal value, (i.e., gifts whose reasonable value is no more than $250 annually from a single giver) and promotional items (e.g., pens, mugs) may be accepted. Customary business lunches, dinners and entertainment (e.g., sporting events) are acceptable as long as the employee and his business counterpart both attend (however, if the entertainment appears extremely lavish or too frequent, notify the CCO).

Tickets to a sporting event at which the business counterparty will not be present are not permitted. Present means he or she will be sitting with you and at some point discussing business. It does not mean that someone from the counterparty’s firm will be somewhere in the stadium.

Gifts of cash and cash equivalents are prohibited.

If the Employee receives or anticipates receiving any gift or entertainment that might be prohibited under this Code, the employee must inform the Compliance Department.

Employees may not accept airfare or air transportation from a business counterparty without the prior approval of the Compliance Department. In addition, hotel and lodging may not be paid for by business counterparties.

2.	Giving Gifts and Providing Entertainment. Employees may not give any gift in excess of $250 per year to business counterparties associated with securities or financial organizations, including exchanges, news media or clients of the Firm. Employees may provide reasonable entertainment to persons associated with securities or financial organizations provided that both employee and recipient are present. Employees must be aware that there are a large number of laws such as the Foreign Corrupt Practices Act as well as “pay-to-play” and lobbying rules which prevent the Firm or its employees from giving anything of value or entertainment to government employees.

3.	Master Log for Reporting and Approval. All gifts given or accepted by an employee (other than those valued at less than $100) must be recorded on the Firm’s Gift Log maintained by the CCO. In any event, the giving or receipt of any gift of a value exceeding $250 must be approved by the CCO. If possible, this must be approved prior to the giving or receipt of the gift or entertainment. Entertainment is reviewed by the Firm’s compliance department. The front office has entertainment reviewed by the brokerage Committee annually and most other departments are required to report their entertainment through the Firm’s MCO system.

4.	Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

5.	Embarrassing Situations. Employees must never accept or give any gift or entertainment that would cause the employee or the Firm embarrassment if it were ever made public.

D.	Corporate and Advisory Client Opportunities. You may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This includes, but is not limited to, acquiring securities for your own account that would otherwise be an appropriate investment for the Firm or a Client.

Under certain limited circumstances, and only with the prior written approval of the CCO, an Employee may participate in certain opportunities that might be appropriate for a Client, but are deemed by the CCO not likely to have an adverse effect on any Client. In making his determination, the CCO will consider the following factors: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether the Firm or any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to securities to be purchased, sold or held by any Client. Employees shall not be deemed to have violated this section by virtue of an investment by the Firm or any of its affiliates in any of the Funds.

An Employee may not usurp a corporate opportunity by making an investment that would be appropriate for the Firm or any of its affiliates, unless, in the course of the pre-clearance transaction, the CCO determines that the proposed investment is either inappropriate or undesirable for the Firm or any of its affiliates or that the Firm or any of its affiliates would also be able to participate in the investment on a no less advantageous basis.

E.	Undue Influence. You may not cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit .

If an Employee stands to benefit materially from an investment decision for a Client that you are recommending or participating in, you must disclose that interest to the CCO. The disclosure must be made before the investment decision and should be documented and provided to the CCO. Based on the information given, a decision will be made on whether or not to restrict the Employee’s participation in causing a Client to purchase or sell a security in which that Employee has an interest.

It is assumed that Employees are aware of the trading activity of the Firm. It is possible in a particular situation that an Employee is not aware that the Firm is about to trade a security that the Employee owns. However, the burden is on the Employee to demonstrate his or her lack of knowledge.

F.	Service as a Director. Employees may not serve on the board of directors (or any similar capacity) of another company (other than a company affiliated with the Firm) without prior notification to the compliance department. If approval is granted for service on the Board of Directors of a publicly traded company, it will normally require that the director be insulated from those making investment decisions regarding securities issued by the company on whose board the director sits.

G.	Outside Business Activities. Employees may not engage in any of the following outside business activities without the prior written consent of the CCO:

1.	Be engaged in any other business;

2.	Be employed or compensated by any other person for business-related activities;

3.	Serve as an employee of another organization;

4.	Engage in securities transactions to such an extent that the Employee’s attention is diverted from employment responsibilities to the Firm and its Clients.

H.	Political Contributions. All political contributions must be pre-cleared by the compliance department.

IV.	WORK OVER COMPANY SERVER

All York business emails should be sent over the Firm’s email system. Do not forward work or business emails to your personal email accounts. If you need to work from home, you can remotely log onto the server from your home computer. The regulators have asserted that compliance must be able to monitor and store all work related emails and documents. Those documents must be on our server in order to be maintained. This rule is for the Employees’ benefit as well as the Firm’s. If regulators believe that emails and work are being forwarded to a personal account, they will subpoena access to the personal account.

V.	ENFORCEMENT OF THE CODE

A.	Investigating Violations of the Code. The CCO will investigate any reported or suspected violation of the Code, recommend sanctions, and report to the Firm’s senior management.

B.	Annual Reports. The CCO will review this Code at least once a year, in light of legal and business developments and experience in implementing the Code. The CCO will prepare an annual written report to the Firm’s Executive Committee and to the Board of any registered fund Client that:

1.	Summarizes any changes in the procedures made during the past year. If any material changes to the Code are made during the year, the CCO will report such changes to the Executive Committee. Within six months of making any material changes applicable to any registered fund Client, the CCO will present such changes for approval by the Board of the fund.

2.	Identifies any violations requiring significant remedial action during the past year.

3.	Identifies any recommended changes in existing restrictions or procedures.

4.	Certifies that the Firm has adopted procedures reasonably necessary to prevent its Employees from violating the Code.

C.	Remedies. If the CCO determines that an Employee has violated the Code, sanctions may be imposed or other actions taken as deemed appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, required disgorgement of short-term trading profits, civil referral to the SEC, criminal referral, and/or termination of employment for cause.

As part of any sanction, the CCO may require the Employee to reverse any trades in question and forfeit any profit or absorb any loss from the trade.

D.	Review. Whenever the CCO determines that an Employee has committed a violation of the Code meriting significant remedial action, he will report to the

Executive Committee information relating to the investigation of the violation, including any sanctions imposed. In performing this function, the Executive Committee shall have access to all information considered by the CCO in relation to the case.

E.	Compliance Certification. At least once a year, Employees will be required to attest on the Employee Certification Form set forth in the MCO system that each has read and understands this Code, that each has complied with the requirements of the Code, and that each has disclosed or reported all personal securities holdings and transactions required to be disclosed or reported.

F.	Inquiries Regarding the Code. Please call the compliance department if you have any questions about this Code or any other compliance-related matters.

G.	Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Firm’s CCO may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves at most a negligible opportunity for abuse or otherwise merits an exception to the Code and that the exception complies with applicable law. Approval of all such exceptions must be in writing. .

H.	Violations of the Code. Any violation of the Code of which an Employee becomes aware must be promptly reported to the CCO.

I.	Maintenance of Records. The CCO shall maintain and cause to be maintained in an easily accessible place, the following records:

1.	A copy of any Code of Ethics adopted by the Firm which is or has been in effect during the past six years;

2.	A list of all Employees who are, or within the preceding five years have been, required to make reports pursuant to this Code;

3.	A copy of each report made by an Employee pursuant to this Code;

4.	A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past six years preceding the beginning of the fiscal year in which such approval is granted; and

5.	A copy of each report made to the Board of any registered fund Client pursuant to Rule 17j-1 within the preceding six years;

6.	A copy of any record or report of violation of this Code and any action taken as a result of such violation.

DEFINITIONS

“Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a 1(a)(2) of the Securities Exchange Act of 1934. An employee may be deemed to have beneficial ownership of securities owned by another person if, by reason of any contract, arrangement, understanding, relationship or otherwise, the employee can share in any profit from the securities or exerts any control over the account. For example, a person can beneficially own securities if they are held by a Family Member sharing the same household, by a corporation controlled by the Access Person, by a partnership of which the Access Person is a general partner, or by certain trusts of which the access person is a trustee, beneficiary or settlor.

“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. In general, a person is presumed to control a company if he or she beneficially owns, directly or indirectly, more than 25% of the voting securities of the company, and a natural person is presumed not to be controlled by any other person.

“Employee” means (i) any director, officer, partner or employee of the Firm; (ii) any director, officer, general partner or employee of any company in a control relationship to the Firm who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding Securities Transactions, or whose functions relate to the making of any recommendations with respect to Securities Transactions; and (iii) any natural person in a control relationship to the Firm who obtains information concerning such recommendations.

“Equivalent Security” means any security issued by the same entity as the issuer of a security, and all derivative instruments, such as options and warrants.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

“Fund” means any registered or unregistered investment fund of any type for which the Firm or any of its affiliates serves as an adviser.

“Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, all derivative instruments, such as options and warrants, and any other instrument within the definition of the term “security” in the Securities Act of 1933.

“Securities Transaction” means a purchase or sale of securities.